UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

INTELLON CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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5955 T.G. Lee Boulevard, Suite 600

Orlando, Florida 32822

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 10, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of Intellon Corporation, to be held at 10:00 a.m., local time, on Wednesday, June 10, 2009 at the Hyatt Regency Orlando Airport Hotel, 9300 Airport Blvd., Orlando, Florida 32827. The Annual Meeting will be held for the following purposes:

1. The election of two Class II directors, each for a term of three years and until his successor has been duly elected and qualified or until his earlier resignation, death or removal.

2. The approval of an amendment and restatement of our amended and restated certificate of incorporation to decrease the number of authorized shares of our common stock from 200,000,000 shares to 125,000,000 shares.

3. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

4. The transaction of any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

The foregoing items of business are more fully described in the proxy statement that accompanies this notice. The board of directors has unanimously approved proposals 1, 2 and 3 above as described in the proxy statement and recommends that you vote “FOR” such proposals.

Only stockholders of record at the close of business on April 14, 2009 are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices.

You may vote in person or by proxy. You may cast your vote by marking, signing and dating the enclosed proxy card exactly as your name appears on the proxy card and promptly returning it in the envelope provided, which requires no postage if mailed in the United States. For specific instructions on how to vote your shares, please refer to the section entitled “Voting of Proxies.” Should you receive more than one proxy because your shares are registered in different names and addresses, please sign and submit all proxy cards to ensure that all of your shares will be voted. The prompt return of your proxy card will assist us in preparing for the Annual Meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

You may revoke your proxy by voting in person at the meeting, by written notice to our corporate secretary, or by executing and delivering a later-dated proxy by mail, prior to the closing of the polls. Attendance at the Annual Meeting does not in itself constitute revocation of a proxy. All shares that are entitled to vote and are represented by properly completed proxies timely received and not revoked will be voted as you direct. If no direction is given, the proxies will be voted as the board of directors recommends.

We look forward to seeing you at the Annual Meeting.

By order of the Board of Directors,

Charles E. Harris

Orlando, Florida	Chief Executive Officer
April , 2009	and Chairman

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. IN ANY EVENT, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, WE URGE YOU TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 10, 2009: THIS PROXY STATEMENT AND OUR 2008 ANNUAL REPORT ARE ALSO AVAILABLE ON THE GOVERNANCE SECTION OF THE INVESTOR RELATIONS SECTION OF OUR WEBSITE AT WWW.INTELLON.COM.

INTELLON CORPORATION

5955 T.G. LEE BOULEVARD, SUITE 600

ORLANDO, FLORIDA 32822

PROXY STATEMENT

FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

JUNE 10, 2009

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders

To Be Held on June 10, 2009: This Proxy Statement and Our 2008 Annual Report Are Available

on the Governance Section of the Investor Relations Section of Our Website at www.intellon.com.

INFORMATION CONCERNING SOLICITATION AND VOTING

The accompanying proxy is solicited on behalf of the board of directors, or board, of Intellon Corporation, a Delaware corporation, for use at our 2009 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Hyatt Regency Orlando Airport Hotel, 9300 Airport Blvd., Orlando, Florida on Wednesday, June 10, 2009 at 10:00 a.m., local time, and any adjournments thereof, for the purposes set forth in the attached Notice of Annual Meeting of Stockholders. We intend to mail the Notice of Annual Meeting, this proxy statement and the accompanying form of proxy to stockholders on or about                 , 2009. A copy of our 2008 annual report, which contains our Annual Report on Form 10-K for our fiscal year ended December 31, 2008, is being mailed with this proxy statement, but is not incorporated herein by reference.

Record Date; Quorum

In order to conduct any business at the Annual Meeting, a quorum must be present in person or represented by valid proxies. A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting. Our board of directors has fixed the close of business on April 14, 2009 as the record date for determining the holders of our common stock, par value $0.0001, entitled to notice of, and to vote at, the Annual Meeting. Only holders of record of common stock at the close of business on April 14, 2009 will be entitled to vote at the meeting. As of that date, approximately 31,339,060 shares of common stock were outstanding and entitled to vote. A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our headquarters located at 5955 T.G. Lee Boulevard, Suite 600, Orlando, Florida 32822.

Voting Rights; Required Vote

Stockholders are entitled to one vote for each share held as of the record date. The Class II directors will be elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors, which means that the two nominees receiving the highest number of “for” votes will be elected. Stockholders do not have the right to cumulate their votes in the election of directors.

The approval of the amendment and restatement of our amended and restated certificate of incorporation (the “Certificate of Incorporation”) to decrease the number of authorized shares of our common stock requires the affirmative vote of the holders of a majority of the outstanding shares entitled to vote.

The approval of each of the other proposals properly submitted for consideration at the Annual Meeting, including ratification of the appointment of our independent registered public accounting firm, requires the affirmative vote of the holders of a majority of the shares entitled to vote that are present in person or represented by proxy at the meeting and are voted for or against the proposal.

The inspector of elections appointed for the meeting will separately tabulate affirmative and negative votes, abstentions and broker non-votes for each proposal.

Effect of Abstentions

If a stockholder indicates on its proxy card that it wishes to abstain from voting, including a broker holding its customers’ shares of record who causes abstentions to be recorded, these shares are considered present and entitled to vote at the Annual Meeting. Therefore, these shares will count toward determining whether or not a quorum is present. However, under Delaware law, a proxy marked “abstain” is not considered a vote cast. Accordingly, an abstention (i) will have no effect on the proposal regarding the election of directors; and (ii) will, in effect, be a vote against the proposals for approval of the amendment and restatement of our Certificate of Incorporation and the ratification of the appointment of our independent registered public accounting firm, as well as a vote against any other proposals properly submitted for consideration at the Annual Meeting.

Effect of “Broker Non-Votes”

If, on the record date, a stockholder’s shares were held in an account at a bank or brokerage firm or other similar organization, then such stockholder is a beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to such stockholder by that organization. The organization holding a stockholder’s shares is considered the stockholder of record for purposes of voting at the Annual Meeting. If a stockholder is a beneficial owner, such stockholder has the right to direct such stockholder’s bank, brokerage firm or other agent to vote the shares according to such stockholder’s instructions. A “broker non-vote” occurs when a bank, brokerage or other nominee holding a stockholder’s shares does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received voting instructions from such stockholder. With respect to the proposals to be voted on at the Annual Meeting, if a stockholder is a beneficial owner of shares held in street name, such stockholder’s bank, broker or other nominee will be permitted to vote such stockholder’s shares on the election of directors and on the ratification of Ernst & Young LLP as our independent registered public accounting firm even if the bank or broker does not receive voting instructions from such stockholder. However, such stockholder’s bank, broker or other nominee will not be permitted to vote such stockholder’s shares on the approval of the amendment and restatement of our Certificate of Incorporation unless the bank or broker receives voting instructions from such stockholder. In the event of broker non-votes, a broker non-vote will not have any effect on the outcome for the election of directors but will, in effect, be a vote against the proposal for approval of the amendment and restatement of our Certificate of Incorporation. In the event a broker submits a proxy but fails to vote in favor of the appointment of Ernst & Young LLP, such proxy would be voted in favor of the appointment of Ernst & Young LLP under the terms of the proxy. See “—Voting of Proxies” below.

Voting of Proxies

The proxy card sent with this proxy statement is solicited on behalf of our board of directors. We ask all stockholders to complete, date and sign the proxy card and promptly return it in the enclosed envelope or otherwise mail it to our corporate secretary at Intellon Corporation, 5955 T.G. Lee Boulevard, Suite 600, Orlando, Florida 32822. All returned signed proxy cards that are not revoked will be voted in accordance with the instructions in the proxy card. Returned signed proxy cards that give no instructions as to how they should be voted on a particular proposal will be counted as votes “for” that proposal. In the case of the election of the Class II directors, proxy cards that give no instructions as to how they should be voted will be counted as voted “for” the election to the board of each of the nominees presented by the board.

Adjournment of Meeting

If a quorum is not present in order to transact business at the meeting or if we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxies in the proxy card may propose one or more adjournments of the meeting to permit further solicitations of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

Expenses of Soliciting Proxies

We will pay the expenses of soliciting proxies for the meeting. After the original mailing of the proxies and other soliciting materials, we and/or our agents may also solicit proxies by mail, telephone, telegraph, facsimile, e-mail or in person. After the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares and request authority for the exercise of proxies. We will reimburse the record holders for their reasonable expenses if they ask us to do so.

Revocability of Proxies

A stockholder may revoke a proxy at any time before it is voted. A proxy may be revoked by signing and returning a proxy with a later date, by delivering a written notice of revocation to our corporate secretary at Intellon Corporation, 5955 T.G. Lee Boulevard, Suite 600, Orlando, Florida 32822 stating that the proxy is revoked, or by attending the Annual Meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the meeting, the stockholder must bring to the meeting a letter from the broker, bank or other nominee confirming the stockholder’s beneficial ownership of the shares and that the broker, bank or other nominee is not voting the shares at the meeting. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.

Internet Availability of Proxy Materials.

This proxy statement, a copy of the form of proxy and our 2008 annual report are available on the governance section of the investor relations section of our website at www.intellon.com. A copy of our 2008 annual report has been mailed with this proxy statement.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Our board of directors currently consists of seven directors. The board is divided into three classes, Class I, Class II and Class III. Our directors serve staggered three-year terms. A director serves in office until his or her successor is elected and qualified or until his or her earlier resignation, death or removal. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

Two Class II directors are to be elected at the Annual Meeting for a three-year term ending in 2012. The board has nominated Richard I. Goldstein and R. Douglas Norby for reelection as the Class II directors. Directors will be elected by plurality vote. Shares represented by the accompanying proxy, if executed and returned, will be voted “for” the election of the two nominees recommended by the board unless the proxy is marked to withhold authority to vote with respect to one or more of such persons. Proxies cannot be voted for a greater number of persons than the number of nominees named. All of the nominees have consented to be named and, if elected, to serve. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to, or for good cause will not, serve as a director.

Directors/Nominees

The table below presents information about the Class II nominees as of April 1, 2009:

Name of Director	Age	Position(s) with the Company	Director Since
Richard I. Goldstein (3)	48	Director	2003
R. Douglas Norby (1)	73	Lead Independent Director	2007

The table below presents information about each other director whose term of office continues after the meeting as of April 1, 2009:

Name of Director	Age	Position(s) with the Company	Term Expires
Walter D. Amaral (1)	57	Director	2010
Gary Rubinoff (2)	47	Director	2010
Scott B. Ungerer (1) (2) (3)	50	Director	2010
Charles E. Harris	62	Chief Executive Officer and Chairman of the Board of Directors	2011
James E. Vander Mey (2) (3)	66	Director	2011

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

Richard I. Goldstein has served as a director since June 2003. Mr. Goldstein has served as a Managing Director of Liberty Associated Partners, LP, a private investment partnership, and Associated Group, LLC, its general partner, since January 2000. He has served as a Managing Director of Associated Partners, LP, a private investment partnership, and Associated Partners, GP, LP, its general partner, since June 2007. He received a B.S. from Carnegie-Mellon University in 1983.

R. Douglas Norby has served as a director since May 2007 and as our lead independent director since May 2008. Mr. Norby served as the Senior Vice President and Chief Financial Officer of Tessera Technologies, Inc., a provider of miniaturization technologies for the electronics industry, from July 2003 through June 2006. From March 2002 through February 2003, he served as the Senior Vice President and Chief Financial Officer of

Zambeel, Inc., a provider of enterprise-class network-attached storage. From December 2000 through March 2002, Mr. Norby served as the Senior Vice President and Chief Financial Officer of Novalux, Inc., a laser technology company. In March 2003, Novalux, Inc. filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. From November 1996 to December 2000, Mr. Norby served as Executive Vice President and Chief Financial Officer of LSI Corporation. Mr. Norby currently serves as a director of Alexion Pharmaceuticals, Inc. and STATS Chip PAC Ltd. He also serves as a director of two private companies. He received both a B.A. in Economics and an M.B.A. from Harvard University in 1957 and 1959, respectively.

Walter D. Amaral has served as a director since July 2008. Mr. Amaral served as Senior Vice President and Chief Financial Officer of SiRF Technology Holdings, Inc., a provider of GPS-enabled technology, from August 2000 to March 2006. Prior to that, from August 1997 to August 2000, Mr. Amaral served as Senior Vice President and Chief Financial Officer of S3 Incorporated. From May 1995 to August 1997, Mr. Amaral served as Senior Vice President and Chief Financial Officer of NetManage, Inc., a software company. From May 1992 to May 1995, Mr. Amaral served as Senior Vice President and Chief Financial Officer of Maxtor Corporation, a computer storage device company. From May 1977 to May 1992, Mr. Amaral worked in several finance and marketing positions, the most recent of which was Corporate Controller, at Intel Corporation. Mr. Amaral currently serves as a director of LimeLight Networks, a content delivery provider for Internet business and entertainment venues. Mr. Amaral received a B.S. in Business Administration with a concentration in Accounting from San Jose State University in 1974.

Gary Rubinoff has served as a director since March 2005. Mr. Rubinoff has served as the Managing Director of Summerhill Venture Partners Inc., a successor to BCE Capital Inc., a venture capital firm focusing on companies in the areas of communications, digital media and information technology, since November 2001. Mr. Rubinoff received an LLB from the University of Western Ontario in 1985 and an M.B.A. from the Ivey School of Business at the University of Western Ontario in 1991.

Scott B. Ungerer has served as a director since June 2003. Mr. Ungerer has served as the Chief Executive Officer and President of EnerTech Capital Holding Company L.P. (“ECHC”) and EnerTech Capital Holding Company Manager LLC, the general partner of ECHC, since 2002, as well as EnerTech Inc., EnerTech, L.P., and EnerTech Manager LLC, the general partner of EnerTech, L.P., since 2003. Mr. Ungerer received a B.S. in Mechanical Engineering from Princeton University in 1980.

Charles E. Harris has served as a director since May 1994 and as our Chairman of the Board since October 2001 and as our Chief Executive Officer since March 2002. Mr. Harris served as our President from October 2001 through January 2004. He served as Vice Chairman of Starwood Vacation Ownership, Inc., a subsidiary of Starwood Hotels and Resorts Worldwide, Inc., from November 1997 to October 2001 and as Chief Financial Officer from November 1997 to July 2001. Mr. Harris earned a B.A. in Political Science from the University of Florida in 1969 and a J.D. from Harvard Law School in 1972.

James E. Vander Mey is our founder and has served as a director since 1989. Dr. Vander Mey served as our Chief Executive Officer from 1989 to June 1997. He served as President of Springz Entertainment Centers Inc., a company operating a high-tech family entertainment complex, from 1999 through 2004. Dr. Vander Mey founded and served as Chief Executive Officer of Integral Data Systems, a computer printer manufacturer, from 1977 until its acquisition by Data Products Corporation in 1983. Dr. Vander Mey also taught Computer Science at the University of Illinois and the Pennsylvania State University. Dr. Vander Mey received a B.S. in Physics from Wheaton College in 1963 and an M.S. and a Ph.D. in Computer Science from Pennsylvania State University in 1969 and 1970, respectively.

Composition of the Board of Directors

Our Certificate of Incorporation and bylaws provide that our board of directors will be divided into three classes, Class I, Class II and Class III. Our directors serve staggered three-year terms. The Class II directors,

Messrs. Goldstein and Norby, will stand for reelection at the Annual Meeting, as described in this proxy statement. The Class III directors, Messrs. Amaral, Rubinoff and Ungerer, will stand for reelection at the 2010 annual meeting of stockholders. The Class I directors, Mr. Harris and Dr. Vander Mey, will stand for reelection at the 2011 annual meeting of stockholders. Upon expiration of the term of each class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. As a result of the classified nature of our board, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective terms. This classification of directors could have the effect of increasing the length of time necessary to change the composition of a majority of our board of directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of our board of directors. Therefore, this classification of our board could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, control of Intellon.

Director Independence

Our board of directors currently consists of seven members, six of whom are “independent” directors under the applicable requirements of the NASDAQ Global Market. Our board of directors has determined that Messrs. Amaral, Goldstein, Norby, Rubinoff, Ungerer and Dr. Vander Mey are independent. In its review of the independence of Messrs. Goldstein, Rubinoff and Ungerer, the board considered their affiliation with Liberty Associated Partners, LP, and its affiliates; with Summerhill Venture Partners, Inc., and its affiliates; and with ECHC and its affiliates, respectively. In addition, in its review of the independence of Messrs. Goldstein and Ungerer, the board considered the amounts of sales by us to a company for which each serves as a director. We recorded no revenue from this company in 2008, and the amounts in 2007 and 2006 were approximately $1.1 million and $1.3 million, respectively. As required under applicable NASDAQ listing standards, our independent directors periodically schedule executive sessions of the board of directors and of each committee in which management does not participate. In fiscal year 2008, our independent directors met five times in executive sessions of the board of directors at which only independent directors were present.

Lead Independent Director

In May 2008, our board of directors appointed Mr. Norby to serve as our lead independent director. The role of our lead independent director is defined in our corporate governance guidelines. More information regarding our corporate governance guidelines is discussed below under the caption “—Corporate Governance—Corporate Governance Guidelines.”

Board of Directors Meetings and Committees

During 2008, our board of directors met eight times, including telephone conference meetings, and acted by written consent once. No current incumbent director attended fewer than 75% of the total number of meetings of the board and the total number of meetings held by all committees of the board on which such director served during the time he served.

Our board of directors has established three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. Each of these committees acts pursuant to a separate written charter adopted by our board of directors. Each of these charters is available on the governance section of the investor relations section of our website (www.intellon.com). We will also make a free printed copy of each of these charters available to any stockholder upon request.

From time to time, our board of directors forms other committees as circumstances warrant. Those committees have such authority and responsibility as delegated to them by our board of directors and consistent with Delaware law.

We do not have a formal policy requiring the rotation of committee members at certain set intervals because our board of directors believes that there are significant benefits attributable to continuity and experience gained in service on a particular committee over time.

Audit Committee. The current members of the audit committee are Messrs. Amaral, Norby and Ungerer, with Mr. Norby serving as chair. Mr. Amaral was appointed to the audit committee in July 2008 in connection with his appointment to our board of directors. Mr. Amaral replaced Mr. Rubinoff on the committee.

Our board of directors has determined that each of our audit committee members meets the requirements for independence and financial literacy under the current requirements of the Sarbanes-Oxley Act of 2002, the NASDAQ Global Market and the rules and regulations of the Securities and Exchange Commission (“SEC”). In addition, the board of directors has determined that each of Messrs. Amaral and Norby is qualified as an “audit committee financial expert” within the meaning of the SEC rules and regulations. These determinations were based on information received by our board of directors, including questionnaires provided by the members of our audit committee. We believe that our audit committee complies with the applicable requirements of the Sarbanes-Oxley Act of 2002, the NASDAQ Global Market and the SEC rules and regulations.

Our audit committee oversees our corporate accounting and financial reporting process and internal controls over financial reporting. Among other responsibilities, our audit committee evaluates at least annually the qualifications, independence and performance of our independent registered public accounting firm; engages and determines the compensation of the independent registered public accounting firm; approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; reviews our consolidated financial statements; reviews and approves any proposed related party transactions; reviews our critical accounting policies and estimates and internal controls over financial reporting; and reviews and discusses with management and the independent registered public accounting firm the results of the annual audit and our financial statements. Our audit committee is also responsible for other matters that are set forth in our audit committee charter.

The audit committee met 11 times during 2008, including in connection with the review of our annual audit, quarterly reviews of our financial statements, and reviews of our quarterly and annual reports filed with the SEC. We expect that the audit committee will meet no less frequently than quarterly.

Compensation Committee. The current members of the compensation committee are Messrs. Rubinoff, Ungerer and Dr. Vander Mey, with Mr. Ungerer serving as chair.

Our board of directors has determined that the composition of our compensation committee meets the requirements for independence under, and the functioning of our compensation committee complies with, applicable requirements of the NASDAQ Global Market and the SEC rules and regulations. In addition, the members of our compensation committee are non-employee directors within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our compensation committee reviews and recommends policy relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives and setting compensation of these officers based on such evaluations. The compensation committee also administers the issuance of stock options and other awards under our equity incentive plans. In addition, the compensation committee evaluates director compensation and makes recommendations to our board regarding director compensation. Our compensation committee met 10 times during 2008, including to approve equity incentive grants and review key compensation decisions. We expect that the committee will meet at least four times a year.

From time to time, our compensation committee engages the services of an independent compensation consultant, Radford Surveys + Consulting (“Radford”), to assist the compensation committee and board of directors in evaluating the compensation of our officers and non-employee directors. The compensation committee retains Radford directly to perform these services, although in carrying out assignments, Radford also interacts with our management when necessary and appropriate in order to obtain compensation and performance data. In addition, Radford may, in its discretion, seek input and feedback from management regarding its consulting work product prior to presentation to the compensation committee in order to confirm alignment with our business strategy, and identify data questions or other similar issues, if any. The compensation committee has authorized our human resources director, our chief financial officer and our chief executive officer to work with Radford in managing the specific assignments made by the compensation committee. The compensation committee has the authority to retain, terminate and set the terms of its relationship with any outside advisors who assist the committee in carrying out its responsibilities. Periodically, we also engage Radford directly to assist us in establishing grades for our non-officer employee job positions and competitive salary, cash incentive and long-term equity compensation ranges for our non-officer employees.

Additional information regarding the processes and procedures of the compensation committee, the scope of the compensation committee’s authority, and the role of our executive officers and compensation consultants in determining or recommending compensation is discussed below in the section entitled “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee. The current members of the nominating and corporate governance committee are Messrs. Goldstein, Ungerer and Dr. Vander Mey, with Dr. Vander Mey serving as chair. Mr. Goldstein was appointed to the nominating and corporate governance committee in March 2009. Mr. Goldstein replaced Mr. Norby on the committee.

Our board of directors has determined that each member of the nominating and corporate governance committee satisfies the independence requirements under the applicable rules of the NASDAQ Global Market.

Our nominating and corporate governance committee identifies, evaluates and recommends to the board of directors nominees for election as directors, makes recommendations regarding the structure and composition of our board, advises and oversees the annual evaluation of our board and makes recommendations to our board on matters concerning corporate governance. Our nominating and corporate governance committee met four times during 2008. We expect that the committee will meet at least four times a year.

Our nominating and corporate governance committee uses a variety of methods to identify and evaluate nominees for director and may use the services of professional search firms as part of this process. Our nominating and corporate governance committee may also consider candidates for director recommended by our stockholders. In addition, our bylaws permit stockholders to nominate individuals for election at annual stockholder meetings and to solicit proxies in favor of such nominees. The process for recommending candidates to our nominating and corporate governance committee and the process for nominating directors in accordance with our bylaws are discussed below under the caption “—Consideration of Director Nominees—Stockholder Recommended Nominees.”

Consideration of Director Nominees

Stockholder Recommended Nominees. From time to time, our nominating and corporate governance committee may consider nominations to our board of directors from stockholders. Our bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our board at our annual meeting of stockholders. Stockholders can suggest qualified candidates for director by writing to our corporate secretary at Intellon Corporation, 5955 T.G. Lee Boulevard, Suite 600, Orlando, Florida 32822. Such recommendations must be delivered to us no later than the deadline for submission of stockholder proposals described in our bylaws and must include the nominee’s consent to serve as a director if elected, and any information required to be filed with the SEC in the proxy statement relating to the election of directors, as well as any other information required by our bylaws. It is the policy of our nominating and corporate governance committee to consider nominations to the board of directors from stockholders who comply with these procedures and to consider such nominations using the same criteria applied to evaluate nominees recommended by other sources, including the criteria described below. To date, we have not received any recommendations from stockholders requesting that the nominating and corporate governance committee consider a candidate for inclusion among the slate of nominees presented at our annual meeting of stockholders.

Director Qualifications. The goal of our nominating and corporate governance committee is to assemble a board that encompasses a variety of perspectives and skills derived from relevant business and professional experience. In evaluating director nominees, the nominating and corporate governance committee currently considers the following factors to help create a dynamic and effective board of directors:

•	the needs of the company with respect to the particular talents, expertise and diversity of its directors;

•

the knowledge, perspectives, skills, reputation and experience of nominees, including experience in business or finance, in light of prevailing business conditions, and the knowledge, skills and experience already possessed by other members of our board of directors;

•	familiarity with businesses similar or analogous to ours, as may enhance our board’s ability to manage and direct our affairs and business;

•	experience with accounting rules and practices, and corporate governance principles;

•	willingness to devote sufficient time and effort to carry out their duties and responsibilities effectively; and

•	the other criteria described in our corporate governance guidelines.

Our nominating and corporate governance committee also believes it appropriate for our chief executive officer to be eligible to participate as a member and chairman of the board, for at least one member of the board of directors to meet the criteria for an “audit committee financial expert,” as defined by SEC rules, and for a majority of the members of the board to meet the definition of an “independent director” under the applicable rules of the NASDAQ Global Market. The nominating and corporate governance committee may also consider such other factors that it deems are in the best interests of Intellon and its stockholders.

Identifying and Evaluating Nominees for Directors. The nominating and corporate governance committee or the board identifies nominees for the class of directors being elected at each annual meeting of stockholders by first evaluating the current members of such class of directors willing to continue in service. Current members of the board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the board with that of obtaining a new perspective; provided, however, that our board of directors has adopted a policy that independent directors may not stand for reelection after reaching the age of 75. If any director does not wish to continue in service or has reached the director retirement age at the time of reelection, if the nominating and corporate governance committee or the board decides not to nominate a director for reelection, or the board anticipates increasing the size of the board, the nominating and corporate governance committee would identify the desired skills and experience of a new nominee in light of the criteria set forth above. Current members of the governance and nominating committee and board would be polled for suggestions as to individuals meeting the criteria of the governance and nominating committee. In addition, research may be performed to identify qualified individuals. We may also engage third party search firms to identify and assist in recruiting potential nominees to the board.

Corporate Governance

Code of Business Conduct. We are committed to promoting high standards of ethical business conduct. Our board of directors has adopted a code of business conduct, which is applicable to all of the representatives of our company, including our directors, officers and employees. The code addresses, among other things, conflicts of interest, compliance with disclosure controls and procedures and internal controls over financial reporting, corporate opportunities and confidentiality requirements. The code of business conduct also describes procedures for the receipt, retention and the handling of complaints, including auditing or accounting complaints. A copy of our code of business conduct is available on the governance section of the investor relations section of our website (www.intellon.com). We will also make a free printed copy of the code available to any stockholder upon request. We intend to disclose on our website any substantive amendments to our code of business conduct and any grant of a waiver from a provision of our code of business conduct requiring disclosure under applicable rules of the SEC or the NASDAQ Global Market.

Corporate Governance Guidelines. In May 2008, our board of directors adopted corporate governance guidelines, which include guidelines for determining director independence, as well as qualifications for, and responsibilities of, directors. A copy of the guidelines is available on the governance section of the investor relations section of our website (www.intellon.com). We will also make a free printed copy of the guidelines available to any stockholder upon request.

Stockholder Communications. We encourage stockholder communications with our board of directors. Any stockholder who wishes to communicate directly with our board of directors may do so by writing to our corporate secretary at Intellon Corporation, 5955 T.G. Lee Boulevard, Suite 600, Orlando, Florida 32822. The letter should state the stockholder’s name and, if the stockholder’s shares are held in street name, evidence of the stockholder’s share ownership. The office of our corporate secretary is responsible for reviewing all such correspondence and regularly forwarding to the directors a summary of all correspondence, as well as copies of all correspondence that, in the opinion of the corporate secretary, deal with the function of the board or committees thereof or that the corporate secretary otherwise determines requires the attention of the board and that is not is unduly hostile, threatening, illegal or inappropriate. Directors may, at any time, review a log of all correspondence that we receive which is addressed to the board and request copies of any such correspondence. In addition, it is the responsibility of the corporate secretary to bring concerns relating to accounting, internal controls or auditing matters immediately to the attention of the chairman of the audit committee to be handled in accordance with procedures established by the audit committee.

Policy Regarding Board Member Attendance at Annual Meetings. We do not have a formal policy regarding attendance by members of the board at our annual meeting of stockholders. Charles E. Harris attended our 2008 annual meeting of stockholders.

Limitations on Director and Officer Liability and Indemnification

Our Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	any breach of their duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit

Our Certificate of Incorporation and our amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Any repeal of, or modification to, our Certificate of Incorporation may not adversely affect any right or protection of a director or officer for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal. Our bylaws also provide that we shall advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any director or officer for any liability arising out of his or her actions in connection with their services to us, regardless of whether our bylaws permit such indemnification. We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to customary exclusions.

We have entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, provide that we will indemnify our directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines, penalties and settlement amounts incurred by a director or executive officer in connection with any threatened, pending or completed action, suit or proceeding related to the fact that such person is or was serving as one of our directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

The limitation of liability and indemnification provisions contained in our Certificate of Incorporation and our amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. There is no pending litigation or proceeding involving one of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

THE AFFIRMATIVE VOTE OF THE HOLDERS OF A PLURALITY OF THE OUTSTANDING SHARES OF COMMON STOCK PRESENT IN PERSON OR REPRESENTED BY PROXY AND ENTITLED TO VOTE ON THIS MATTER AT THE ANNUAL MEETING IS REQUIRED TO APPROVE THE PROPOSED NOMINEES FOR CLASS II DIRECTOR.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH PROPOSED NOMINEE FOR CLASS II DIRECTOR.

PROPOSAL NO. 2 — APPROVAL OF AN AMENDMENT AND RESTATEMENT OF

OUR CERTIFICATE OF INCORPORATION TO DECREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK

Our board of directors has adopted, subject to stockholder approval, an amendment and restatement of our Certificate of Incorporation to decrease the number of authorized shares of our common stock, $0.0001 par value per share, from 200,000,000 shares to 125,000,000 shares. As of April 14, 2009, approximately 31,339,060 shares of our common stock were issued and outstanding.

As a Delaware corporation, we are required to pay Delaware franchise tax. Delaware franchise tax is calculated based upon several variables, including a company’s number of total outstanding shares as compared to the company’s number of authorized shares of capital stock. The greater the difference between the number of shares outstanding and the number of shares authorized, the greater the tax liability. Our Certificate of Incorporation currently authorizes the issuance of up to 200,000,000 shares of our common stock. The currently authorized 200,000,000 shares of our common stock greatly exceeds the 31,339,060 shares outstanding as of April 14, 2009. In order to reduce our Delaware franchise tax liability, our board of directors has determined that it is in our best interest and that of our stockholders to amend our Certificate of Incorporation to decrease the number of authorized shares of our common stock from 200,000,000 shares to 125,000,000 shares. If our authorized shares were set at 125,000,000 shares in 2008, we would have lowered our Delaware franchise tax liability in 2008 by approximately $50,000. Subject to changes in the franchise tax rates by Delaware, we believe this proposed amendment of our Certificate of Incorporation will result in similar annual Delaware franchise tax savings in the future.

If our stockholders approve this proposal, our board of directors currently intends to file an amendment and restatement of our Certificate of Incorporation with the Secretary of State of the State of Delaware to decrease the number of authorized shares of our common stock immediately following stockholder approval. If this proposal is not approved by our stockholders, our Certificate of Incorporation will continue as currently in effect.

Our board of directors believes that it is prudent to decrease the authorized number of shares of our common stock from 200,000,000 shares to 125,000,000 shares in order to reduce our Delaware tax liability while maintaining an adequate reserve of authorized but unissued shares to save time and money in responding to future events requiring the issuance of additional shares of our common stock, such as acquisitions or equity offerings. All authorized but unissued shares of our common stock will be available for issuance from time to time for any proper purpose approved by our board of directors (including issuance in connection with stock-based employee benefit plans, future stock splits by means of a dividend and issuances to raise capital or effect acquisitions). Other than issuing sufficient shares to cover future equity grants under our 2007 Equity Incentive Plan, there are currently no arrangements, agreements or understandings for the issuance of the additional shares of authorized common stock. As of April 14, 2009, approximately 31,339,060 shares of our common stock were reserved for issuance pursuant to outstanding stock options under our 2007 Equity Incentive Plan, and approximately 686,906 shares of our common stock were available for future grant under this plan. Our 2007 Equity Incentive Plan also provides for annual increases in the number of shares available for issuance under the plan. See “Executive Compensation—Benefit Plans—2007 Equity Incentive Plan” below.

THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF OUR COMMON STOCK ENTITLED TO VOTE ON THIS MATTER AT THE ANNUAL MEETING IS REQUIRED TO APPROVE THE AMENDMENT AND RESTATEMENT OF OUR CERTIFICATE OF INCORPORATION TO DECREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSED AMENDMENT AND RESTATEMENT OF OUR CERTIFICATE OF INCORPORATION TO DECREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK.

PROPOSAL NO. 3 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed Ernst & Young LLP as the independent registered public accounting firm to perform the audit of our financial statements for our fiscal year ending December 31, 2009, and our stockholders are being asked to ratify the audit committee’s appointment of Ernst & Young LLP. In the event the stockholders do not ratify the appointment of Ernst & Young LLP, the audit committee will review its future appointment of auditors. Even if this appointment is ratified, pursuant to the Sarbanes-Oxley Act of 2002, the audit committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. Accordingly, the audit committee may determine to change the firm selected at such time and based on factors as it determines appropriate. Although ratification of Ernst & Young LLP is not required by our bylaws or otherwise, we are submitting the appointment of Ernst & Young LLP for ratification as an appropriate matter of good corporate governance.

Representatives of Ernst & Young LLP will be present at our Annual Meeting, will have the opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table summarizes the aggregate fees for professional services billed to us by Ernst & Young LLP for the years ended December 31, 2008 and 2007:

	2008	2007
Audit Fees	$485,615	$654,963
Audit-Related Fees	27,000	0
Tax Fees	98,130	55,887
All Other Fees	1,500	0

Total	$612,245	$710,850

Audit Fees. The audit fees for the years ended December 31, 2008 and 2007 were for professional services rendered for the audit of our consolidated financial statements, quarterly reviews, and the issuance of consents. In addition, audit fees for the year ended December 31, 2008 include fees for the audit of our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), and audit fees for the year ended December 31, 2007 include work on the review of our filings with the SEC in connection with our initial public offering and the issuance of comfort letters.

Audit-Related Fees. The audit-related fees for the year ended December 31, 2008 were for advisory services related to our preliminary assessment of our internal control over financial reporting in accordance with Section 404. There were no audit-related fees for the year ended December 31, 2007.

Tax Fees. Tax fees for the years ended December 31, 2008 and 2007 were for services related to tax compliance, tax planning and tax advice.

All Other Fees. Other fees for the year ended December 31, 2008 were for web based research access provided by Ernst & Young LLP. There were no fees for any other services for the year ended December 31, 2007.

Audit Committee Pre-Approval Policies and Procedures. The services performed by, and the fees paid to, Ernst & Young LLP in 2008 and 2007 were pre-approved by our audit committee in accordance with the requirements of the committee’s charter. Pursuant to the audit committee’s pre-approval policy, the audit committee pre-approves all audit and permissible non-audit services to be provided by Ernst & Young LLP. Our audit committee has determined that the provision of all non-audit services by Ernst & Young LLP is compatible with maintaining such firm’s independence.

THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF OUR COMMON STOCK PRESENT IN PERSON OR REPRESENTED BY PROXY AND ENTITLED TO VOTE ON THIS MATTER AT THE ANNUAL MEETING IS REQUIRED TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSED APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

AUDIT COMMITTEE REPORT

The following is the report of the audit committee with respect to our audited financial statements for the fiscal year ended December 31, 2008. The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any filings, except to the extent that we specifically incorporate the Audit Committee Report by reference therein.

Each of the members of the audit committee is “independent” as defined by the rules of the NASDAQ Global Market. Two of the members of the audit committee are “audit committee financial experts,” as defined under the rules of the SEC and, as such, satisfy the requirements of Rule 4350 promulgated by the NASDAQ Global Market. In accordance with the Sarbanes-Oxley Act of 2002 and the rules of the SEC and listing standards of the NASDAQ Global Market relating to corporate governance and audit committees, the committee has adopted a charter for pre-approving services to be provided by Ernst & Young LLP, our independent registered public accounting firm. A copy of the current charter is available on the governance section of the investor relations page of our website (www.intellon.com). The charter was approved by the board of directors in July 2007. The audit committee will review and reassess the charter on a periodic and as required basis.

Management has primary responsibility for our financial statements and the overall reporting process, including our disclosure controls and procedures as well as our system of internal control over financial reporting. Management is responsible for evaluating the effectiveness of our disclosure controls and procedures on a quarterly basis and for performing an annual assessment of our internal control over financial reporting, the results of which are reported in our Annual Report on Form 10-K filed with the SEC.

Our independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present our consolidated financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States and discusses with management any issues that they believe should be raised with management. Our independent registered public accounting firm also audits, and expresses an opinion on, management’s process to assess our internal control over financial reporting, as well as on the design and operating effectiveness of those controls. Our independent registered public accounting firm’s ultimate accountability is to the board of directors and the audit committee, as representatives of our stockholders.

The audit committee is responsible for overseeing our financial reporting process on behalf of the board of directors, including, among other things, appointing our independent registered public accounting firm, reviewing the scope and results of the audit engagement of the independent registered public accounting firm, pre-approving audit, audit-related and permissible non-audit-related fees and services provided by our independent registered public accounting firm, periodically reviewing the independence and performance of our independent registered public accounting firm, and reviewing our internal control over financial reporting and the quality of our financial reporting. In addition, the audit committee is responsible for establishing procedures for the receipt, retention and treatment of complaints about accounting, internal control over financial reporting or auditing matters, including confidential and anonymous submission by employees of concerns about questionable accounting or auditing matters. On an ongoing basis, the audit committee also reviews all related party transactions, if any, for potential conflicts of interest, and all such transactions must be approved by the audit committee. The audit committee also periodically meets privately and separately with our independent registered public accounting firm and with our chief financial officer. When appropriate, the audit committee will also discuss with the independent registered public accounting firm plans for audit partner rotation as required by the Sarbanes-Oxley Act of 2002.

In connection with the 2008 audit, the audit committee has reviewed and discussed the audited consolidated financial statements with management and our independent registered public accounting firm. Management has represented to the audit committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States as of December 31, 2008. The audit committee also received reports from our independent registered public accounting firm regarding all critical accounting policies and practices used by the company, generally accepted accounting principles that have been discussed with management, and other material written communications between management and the independent registered public accounting firm. There were no differences of opinion reported between the independent registered public accounting firm and the company regarding critical accounting policies and practices. In addition, the audit committee has reviewed and discussed with management and our independent registered public accounting firm that firm’s evaluation of our internal control over financial reporting. The audit committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 as amended, Communication with Audit Committees. Furthermore, the committee received the written disclosures and the letter from the independent registered public accounting firm required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence. The audit committee also discussed with the independent registered public accounting firm that firm’s independence and whether the provision of non-audit services by them is compatible with maintaining independence.

Based on the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the audit committee referred to in its charter, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

THE AUDIT COMMITTEE

R. Douglas Norby, Chair

Walter D. Amaral

Scott Ungerer

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 14, 2009 by:

•	each person we know is the beneficial owner of 5% or more of the outstanding shares of our common stock;

•	each of our directors;

•

each of our chief executive officer, our chief financial officer and each of the other three most highly paid executive officers serving as of December 31, 2008, which we refer to in this proxy statement as “named executive officers”; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of April 14, 2009 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 31,339,060 shares of common stock outstanding as of April 14, 2009. All share numbers set forth in this proxy statement have been adjusted to reflect a 5.4665-to-1 reverse split of our common stock that was effected in November 2007.

To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is c/o Intellon Corporation, 5955 T.G. Lee Boulevard, Suite 600, Orlando, Florida 32822.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent

5% Stockholders:
Entities Affiliated with The Goldman Sachs Group, Inc.(1)	3,100,951	9.9%
Entities Affiliated with Fidelity(2)	3,047,937	9.7%
Entities Affiliated with EnerTech Capital Partners(3)	2,333,285	7.4%
LAP Intellon Holdings, LLC(4)	2,135,509	6.8%
Entities Affiliated with Comcast Corporation(5)	2,066,857	6.6%
Entities Affiliated with AXA Assurances I.A.R.D. Mutuelle(6)	1,967,550	6.3%
Summerhill Ventures I LP(7)	1,646,750	5.3%

Directors and Named Executive Officers:
Charles E. Harris(8)	1,126,599	3.6%
Rick E. Furtney(9)	521,062	1.7%
Brian T. McGee(10)	145,104	* %
William E. Earnshaw(11)	178,435	* %
William P. Casby(12)	157,630	* %
Walter D. Amaral	—	* %
Richard I. Goldstein(13)	16,053	* %
R. Douglas Norby(14)	22,456	* %
Gary Rubinoff(15)	1,662,803	5.3%
Scott B. Ungerer(16)	2,349,338	7.5%
James E. Vander Mey(17)	88,522	* %
All directors and executive officers as a group (11 persons)(18)	6,268,002	19.7%

*	Represents less than one percent (1%) of the outstanding shares of common stock.
1.	Based on information reported on a Schedule 13G/A filed with the SEC on February 12, 2009 by Goldman Sachs Asset Management, L.P. (“GSAM”) and GS Investment Strategies, LLC (“GSIS”), each a wholly-owned subsidiary of The Goldman Sachs Group, Inc. (“GS Group”). This table does not include shares, if any, beneficially owned by any other subsidiaries of GS Group whose ownership is disaggregated from that of GSAM and GSIS in accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998). GSAM and GSIS, each an investment adviser, disclaim beneficial ownership of the shares beneficially owned by (i) any client accounts with respect to which GSAM or GSIS or their employees have voting or investment discretion, or both, and (ii) shares managed, if any, on GSAM’s or GSIS’s behalf, by third parties. The address of each of GSAM and GSIS is 32 Old Slip, New York, NY 10005.
2.	Based on information reported on a Schedule 13G/A filed with the SEC on February 27, 2009, includes 2,018,161 shares held by Fidelity Investors III Limited Partnership (“FILP III”), 782,916 shares held by Fidelity Ventures III Limited Partnership (“FV III”), 22,620 shares held by Fidelity Ventures Principals III Limited Partnership (“FVP III”), and 224,240 shares held by Fidelity Ventures Principals I, L.L.C. (“FVP I”). Fidelity Ventures Advisors III Limited Partnership is the general partner of FV III and FVP III. Northern Neck Investors Corp. is the general partner of Fidelity Ventures Advisors III Limited Partnership and FILP III. Northern Neck Investors Corp. is a registered investment advisor. Northern Neck Investors Corp. holds voting and investment control over the shares of our common stock owned by FILP III, FV III and FVP III. Certain members of the family of Edward C. Johnson 3d are owners, directly or through trusts, of shares of Northern Neck Investors Corporation. The managing member of FVP I is Fidelity Capital Associates Inc. Fidelity Capital Associates Inc. is a wholly-owned subsidiary of FMR LLC. The address for the Fidelity entities is 82 Devonshire Street, Boston, MA 02109-3605.
3.	Based on the most recent Schedule 13G filed with the SEC, includes 2,237,920 shares held by EnerTech Capital Partners II L.P. (“ECP II LP”), 85,368 shares held by ECP II Interfund L.P. (“ECP II Interfund”) and 9,997 shares held by EnerTech Capital Partners, L.P. (“ECP L.P.”). ECP II LP and ECP II Interfund are required by their respective partnerships to invest and divest in their investments in parallel. ECP II Management L.P., the general partner of ECP II LP, ECP II Management LLC, the general partner of ECP II Management L.P. and ECP II Interfund and Scott B. Ungerer, William G. Kingsley, Robert E. Keith, Jr. and Mark J. DeNino, the members of the executive board of ECP II Management LLC, may be deemed to share voting and dispositive power over the shares held by ECP II LP and ECP II Interfund. Such persons and entities disclaim beneficial ownership of shares held by ECP II LP except to the extent of any pecuniary interest therein. EnerTech Management, L.P., the general partner of ECP LP, EnerTech Management Company, L.P., the general partner of EnerTech Management L.P., EnerTech Management Company Manager, LLC, the general partner of EnerTech Management Company, L.P., and Scott Ungerer, William G. Kingsley, Robert E. Keith and Mark J. DeNino, the members of the executive board of EnerTech Management Company Manager, LLC, may be deemed to share voting and dispositive power over the shares held by ECP LP; these persons and entities disclaim beneficial power over the shares held by ECP LP; these persons and entities disclaim beneficial ownership of shares held by ECP LP except to the extent of any pecuniary interest therein. The address for ECP II LP, ECP II Interfund and ECP L.P. is c/o Enertech Capital Partners, 435 Devon Park Dr., 700 Building, Wayne, PA 19087.
4.

Based, in part, on information reported on a Schedule 13G filed with the SEC on February 17, 2009 by LAP Intellon Holdings, LLC (“Holdings”) with respect to shares of our common stock directly beneficially owned by Holdings and by each of Liberty Associated Partners, L.P. (“LAP”), Associated Group, LLC (“AG”), Associated Partners, LP (“AP”), Associated Partners GP, LP (“APGP”), Associated Partners GP Limited (“APGP Limited”), and LAP Roll B, LLC (“Roll B”), David J. Berkman (“DB”) and William H. Berkman (“WB”). Holdings, LAP, AG, AP, APGP, APGP Limited, Roll B, DB and WB are collectively referred to herein as the “LAP Reporting Persons.” LAP owns 22.2255% of Holdings and Roll B owns 77.7745% of Holdings. AP owns 100% of Roll B. AG is the sole general partner of LAP, APGP is the sole general partner of AP. APGP Limited is the sole general partner of APGP. Each of DB and WB claim to have the sole power to vote or to direct to vote 10,000 shares of our common stock. Each of the LAP Reporting Persons expressly disclaims beneficial ownership of any shares, except any shares held directly of record or any shares in which they have an actual pecuniary interest. The address and principal business office of Holdings, LAP, AG, Roll B, DB, and WB is 3 Bala Plaza East, Suite 502, Bala Cynwyd, PA 19004. The address of AP, APGP, and APGP Limited is c/o Butterfield Fund Services (Guernsey) Limited, Regency Court, Glategny Esplanade, St. Peters Port, Guernsey GY1 3NQ.

5.	Based on information reported on a Schedule 13G/A filed with the SEC on February 13, 2009 by Comcast Corporation, Comcast Holdings Corporation, Comcast CICG GP, LLC, Comcast CICG, L.P., and Comcast Interactive Capital, LP. Each reporting entity claims to have beneficial ownership of 2,066,857 shares, sole dispositive power with respect to 2,066,857 shares and sole voting power with respect to 2,066,857 shares. The principal business address of Comcast Corporation, Comcast Holdings Corporation and Comcast Interactive Capital, LP is One Comcast Center, Philadelphia, PA 19103. The principal business address of Comcast CICG GP, LLC and Comcast CICG, L.P. is 1201 North Market Street, Suite 1000, Wilmington, DE 19801.
6.	Based on information reported on a Schedule 13G/A filed with the SEC on February 13, 2009 by AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle, as a group (collectively, the “Mutuelles AXA”), AXA and AXA Financial, Inc. Each reporting entity claims to have beneficial ownership of 1,967,550 shares, sole dispositive power with respect to 1,967,550 shares and sole voting power with respect to 1,735,090 shares. The principal business address of the Mutuelles AXA is 26, rue Drouot, 75009 Paris, France. The principal business address of AXA is 25, avenue Matignon, 75008 Paris, France. The principal business address of AXA Financial, Inc. is 1290 Avenue of the Americas, New York, New York 10104.
7.	Summerhill Venture Partners Inc., in its capacity as general partner of Summerhill Venture Partners LP in its capacity as general partner of Summerhill Ventures I LP, has voting and investment control of these shares. Summerhill Venture Partners Inc. is controlled by the majority vote of its two managing directors, who include Gary Rubinoff and Joe Catalfamo. The address for Summerhill Ventures I LP is c/o Summerhill Venture Partners Management Inc., 21 St. Clair Avenue East, Suite 1400, Toronto, ON, Canada, M4T 1L8.
8.	Includes 22,867 shares subject to forfeiture in the event Mr. Harris ceases to be an employee and 60,100 outstanding options to purchase shares that either are exercisable or will become exercisable within 60 days. Also includes 513,038 shares held by the Charles E. Harris Revocable Trust, of which Mr. Harris exercises voting and investment control. Also includes 826 shares held by Synagen Capital Partners, Inc., over which shares Mr. Harris has sole voting and investment control. This table does not include 62,500 restricted stock units that are subject to forfeiture in the event Mr. Harris ceases to be an employee and that represent shares that could not be acquired within 60 days.
9.	Includes 204,574 shares subject to forfeiture in the event Mr. Furtney ceases to be an employee and 48,758 outstanding options to purchase shares that either are exercisable or will become exercisable within 60 days. This table does not include 38,750 restricted stock units that are subject to forfeiture in the event Mr. Furtney ceases to be an employee and that represent shares that could not be acquired within 60 days.
10.	Includes 144,104 outstanding options to purchase shares that either are exercisable or will become exercisable within 60 days. This table does not include 30,000 restricted stock units that are subject to forfeiture in the event Mr. McGee ceases to be an employee and that represent shares that could not be acquired within 60 days.
11.	Includes 3,545 shares subject to forfeiture in the event Mr. Earnshaw ceases to be an employee and 40,320 outstanding options to purchase shares that either are exercisable or will become exercisable within 60 days. This table does not include 20,000 restricted stock units that are subject to forfeiture in the event Mr. Earnshaw ceases to be an employee and that represent shares that could not be acquired within 60 days.
12.	Includes 2,859 shares subject to forfeiture in the event Mr. Casby ceases to be an employee and 28,620 outstanding options to purchase shares that either are exercisable or will become exercisable within 60 days. Also includes 126,151 shares held by the 2001 Casby Family Trust. This table does not include 20,000 restricted stock units that are subject to forfeiture in the event Mr. Casby ceases to be an employee and that represent shares that could not be acquired within 60 days.
13.

Represents outstanding options to purchase shares that either are exercisable or will become exercisable within 60 days. Does not include 2,135,509 shares owned by LAP Intellon Holdings, LLC, of which Mr. Goldstein is the Managing Director and Vice President. Mr. Goldstein disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest. See footnote 4 above for more information regarding the shares owned by LAP Intellon Holdings, LLC.
14.	Includes 16,053 outstanding options to purchase shares that either are exercisable or will become exercisable within 60 days.
15.	Includes 16,053 outstanding options to purchase shares that either are exercisable or will become exercisable within 60 days. Also includes 1,646,750 shares owned by Summerhill Ventures I LP. See footnote 7 above for more information regarding the shares owned by Summerhill Ventures I LP.
16.	Includes 16,053 outstanding options to purchase shares that either are exercisable or will become exercisable within 60 days. Also includes 2,237,920 shares held by ECP II LP, 85,368 shares held by ECP II Interfund and 9,997 shares held by ECP L.P. See footnote 3 above for more information regarding the shares owned by ECP II LP, ECP II Interfund and ECP L.P.
17.	Includes 16,053 outstanding options to purchase shares that either are exercisable or will become exercisable within 60 days. Also includes 19,451 shares held by the James E. Vander Mey Revocable Living Trust, of which Mr. Vander Mey exercises voting and investment control, and 6,091 shares held by the Barbara O. Vander Mey Living Trust.
18.	Includes (i) 233,845 shares of restricted common stock subject to forfeiture in the event the officer ceases to be an employee and (ii) options to purchase 402,167 shares that either are exercisable or will become exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities, are required under the Exchange Act to file reports of ownership of our equity securities with the SEC. Copies of those reports must also be furnished to us. Based solely on our review of the copies of reports furnished to us and written representations from our executive officers and directors that no other reports were required, we believe that our executive officers and directors timely complied with all applicable filing requirements, except as previously disclosed in our proxy statement for our 2008 Annual Meeting of Stockholders.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 has been filed with the SEC and is available free of charge through a link on the investor relations section of our website (www.intellon.com). Stockholders may also obtain a copy of our Annual Report on Form 10-K upon written request to Intellon Corporation, 5955 T.G. Lee Boulevard, Suite 600, Orlando, Florida 32822, Attn: Investor Relations, facsimile number: (407) 428-2850. In response to such request, we will furnish without charge the Annual Report on Form 10-K including financial statements, financial schedules and a list of exhibits.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

If a stockholder has received notice from its broker that the broker will be “householding” communications to the stockholder’s address, “householding” will continue until the stockholder is notified otherwise or until the stockholder revokes its consent. Stockholders who no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report should notify their broker, direct a written request to our corporate secretary at Intellon Corporation, 5955 T.G. Lee Boulevard, Suite 600, Orlando, Florida 32822, or call us at (407) 428-2800. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers for 2008 should be read together with the compensation tables and related disclosures set forth below in the section entitled “Executive Compensation.” This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.

Introduction

This compensation discussion and analysis explains the material elements of the compensation awarded to, earned by, or paid to each of our executive officers who served as our named executive officers during fiscal year 2008.

Philosophy and Objectives of Our Compensation Program

Our compensation philosophy seeks to balance accountability and fairness. We believe that our employees should have clear performance goals and be accountable for their performance. At the same time, we believe that the administration of our compensation programs should provide sufficient discretion to prevent unfair results when changing business needs or other unanticipated events adversely affect the accomplishment of specified goals.

The primary objective of our compensation programs is to enable us to attract, retain and motivate employees who have the talent, experience and personal commitment to manage our present business and to help us achieve significant future growth. We strive to do this by providing compensation that is competitive in the marketplace, links pay with short-term and long-term performance and aligns the interests of our employees with the interests of our stockholders. We believe that both fixed and risk-based, or incentive, compensation are necessary to accomplish these goals. We believe that fixed compensation should primarily provide for the employee’s basic budgetary needs and that risk-based compensation should provide an opportunity to build wealth and pay for long-term obligations. Our risk-based compensation programs are intended to reward individual and company performance of specific business, financial and strategic objectives.

Implementing Our Compensation Program

Compensation Committee Authority

Compensation for our executive officers is administered by the compensation committee of our board of directors, which is currently composed of three members: Gary Rubinoff, Scott B. Ungerer, chair, and James E. Vander Mey. Our board of directors appoints the compensation committee members and delegates to the compensation committee the direct responsibility for, among other matters:

•	approving, in advance, the compensation and employment arrangements for our executive officers;

•	administering, reviewing and recommending changes to all our equity-based plans to our board of directors as appropriate, subject to stockholder approval as required;

•	approving award payments to executive officers and other employees under our short-term cash compensation programs; and

•	granting awards of stock options, restricted common stock, restricted stock units and other equity incentives to our executive officers and employees under our equity incentive plans.

Pursuant to its charter, our compensation committee is authorized to obtain at our expense compensation surveys, reports on the design and implementation of compensation programs for directors, executive officers and employees, and other data and documentation as the compensation committee considers appropriate. In addition, the compensation committee has the sole authority to retain and terminate any outside counsel or other experts or consultants engaged to assist it in the evaluation of compensation of our directors and executive officers, including the sole authority to approve such consultants’ fees and other retention terms.

Determining Compensation

Factors Considered and Role of Experts

In making decisions about named executive officer compensation, our compensation committee considers a number of factors, including:

•	our overall performance and financial condition;

•	the total revenue, revenue growth and number of employees being managed by our executive officers;

•	the roles and responsibilities of the respective position;

•	the qualifications, skills and experience level of the respective executive officer;

•	the respective executive officer’s past performance and anticipated future performance;

•	the respective executive officer’s past and anticipated future impact on our success;

•	the compensation provided for similar positions by similar companies;

•	compensation trends and competitive conditions in the market for the respective executive officer’s services;

•	the total compensation and compensation mix required to retain the respective executive officer; and

•	the relative compensation levels among our executive officers.

From time to time, our compensation committee engages Radford to assist the compensation committee and board of directors in evaluating our compensation. During 2007, the compensation committee retained Radford to assess the adequacy of our compensation programs as we transitioned from a private company to a public company. More recently, the committee engaged Radford to evaluate our 2009 officer and non-employee director compensation, among other matters. In connection with these engagements, Radford reviewed and provided recommendations with respect to the base salary, short-term cash incentive and long-term equity incentive compensation for our officers and non-employee directors. Periodically, we also engage Radford directly to assist us in establishing grades for our non-officer employee job positions and competitive salary, cash incentive and long-term equity compensation ranges for our non-officer employees. In addition, representatives of Radford attend meetings of the compensation committee on an as-needed basis as requested by the compensation committee.

In presenting the information and recommendations used by the compensation committee in assessing the adequacy of our compensation in connection with our initial public offering, Radford used a blend of its 2007 high-technology executive and benchmark survey data and public industry peer data. The Radford 2007 high-technology executive survey used data from public and private semiconductor companies with revenue from $75 million to $150 million or, if information from this database was not available or deemed to be statistically inadequate, from $50 million to $300 million. The Radford 2007 high-technology benchmark survey used data from all public semiconductor companies, regardless of revenue. 2007 peer data was collected from the U.S.-

based public semiconductor companies set forth below, with whom, at the time, based on then current employee size, market capitalization or revenue, we believed we competed for executive talent. This 2007 peer group was selected by Radford and approved by the chair of the compensation committee following input from our chief executive officer.

Our 2007 peer group selected by Radford included the following companies:

Advanced Analogic Technologies, Inc.	Mellanox Technologies, Ltd.
ANADIGICS, Inc.	Monolithic Power Systems, Inc.
Atheros Communications, Inc.	NetLogic Microsystems, Inc.
Cirrus Logic, Inc.	Pericom Semiconductor Corp.
DSP Group, Inc.	PLX Technology, Inc.
Exar Corporation	Sirenza Microdevices, Inc.
Hittite Microwave Corp.	Silicon Image, Inc.
Ikanos Communications, Inc.	SiRF Technology Holdings, Inc.
InterDigital Communications, Inc.	Volterra Semiconductor Corp.
Microtune, Inc.

In presenting the information and recommendations used by the compensation committee in assessing the adequacy of our 2009 senior officer and director compensation, Radford used a blend of its 2008 high-technology executive survey data and public industry peer data. The Radford 2008 high-technology executive survey used data from public and private semiconductor companies with revenue from $35 million to $150 million. Using the criteria described above, our peer data was updated by Radford and approved by the compensation committee following input from our chief executive officer. Our current peer group selected by Radford includes the following companies:

Advanced Analogic Technologies, Inc.	Mellanox Technologies, Ltd.
ANADIGICS, Inc.	Microtune, Inc.
AuthenTec Inc.	Monolithic Power Systems, Inc.
Cavium Networks, Inc.	NetLogic Microsystems, Inc.
DSP Group, Inc.	Sigma Designs, Inc.
Entropic Communications, Inc.	Silicon Image, Inc.
Exar Corporation	SiRF Technology Holdings, Inc.
Hittite Microwave Corp.	Techwell, Inc.
Ikanos Communications, Inc.	Volterra Semiconductor Corp.

Although some of the companies in our current peer group have more employees, higher market capitalization or greater revenue than we do at present, we believe that the peer group, taken as a whole, provides a representative competitive group for purposes of benchmarking compensation. It is expected that the composition of this peer group may continue to fluctuate from year to year.

Based in part upon the information provided by Radford from 2007 to the present, the compensation committee has made certain adjustments to the base salary, short-term cash incentive and long-term equity incentive compensation for our executive officers, including certain changes that are described below in the discussion of the specific components of our executive officer compensation.

Role of Our Executive Officers in the Compensation Process

Our executive officers do not propose or seek approval for their own compensation. Mr. Harris, our Chief Executive Officer, provides recommendations to the compensation committee in its evaluation and design of compensation programs for our executive officers and recommends individual compensation levels for executive officers other than himself. Mr. Harris bases his individual compensation recommendations on his knowledge of each executive officer’s performance during the review period, his assessment of the executive officer’s likely future performance and value to us and, to the extent available, information on compensation at competitive companies. Mr. Harris also provides the compensation committee with management’s assessment of appropriate future goals as well as company goal performance under our short-term cash incentive programs. Mr. Harris attended most of the compensation committee’s meetings in 2008, and in 2009 to date, and participated in the discussions. However, Mr. Harris was not present during compensation committee deliberations and voting pertaining to the determination of his own compensation. No other named executive officer assumed an active role in the evaluation, design or administration of 2008 or 2009 executive officer compensation programs except that Mr. Furtney, our President and Chief Operating Officer, and Mr. McGee, our Senior Vice President and Chief Financial Officer, attended most of the compensation committee’s meetings held during 2008, and in 2009 to date, and participated in the discussions. Mr. McGee also provided certain compensation data used by the committee in evaluating officer compensation. Messrs. Furtney and McGee were not present during compensation committee deliberations and voting pertaining to the determination of their own compensation.

Tax Deductibility of Compensation and Accounting Considerations

Section 162(m) of the Internal Revenue Code limits a publicly held corporation’s deduction for federal income tax purposes to not more than $1.0 million of compensation paid to certain executive officers in a calendar year. Compensation above $1.0 million may be deducted if it is, among other things, “performance-based compensation,” including compensation paid under our Annual Cash Incentive Plan and our Sales Incentive Plan. In addition, under Section 162(m), compensation paid pursuant to a plan adopted before our initial public offering in 2007 and disclosed in accordance with applicable securities laws (such as our Annual Cash Incentive Plan, our 2000 Employee Incentive Plan, our Directors’ Stock Option and Restricted Stock Plan and our 2007 Equity Incentive Plan, collectively, the “Plans”) is not subject to the $1.0 million limit until the earliest to occur of: (i) the plan’s expiration; (ii) the material modification of the plan; or (iii) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the offering occurs (the “Reliance Period”). We intend to rely on this exemption with respect to the Plans. The compensation committee intends to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and the compensation committee intends to provide future compensation in a manner consistent with our best interests and those of our stockholders, which may or may not comply with Section 162(m).

Effective January 1, 2006, we adopted the fair market value provisions of SFAS 123(R). Under SFAS 123(R), we are required to estimate and record an expense for each award of equity compensation (including stock options) over the vesting period of the award. The compensation committee has determined to retain for the foreseeable future our equity compensation program (which includes the granting of stock options and restricted common stock) as the sole component of our long-term compensation program, and, therefore, to record this expense on an ongoing basis according to SFAS 123(R). We generally grant equity awards to our employees based on applicable accounting guidance at fair market value on the grant date. Prior to our initial public offering, fair market value of our common stock was determined in good faith by the compensation committee of our board of directors. After our initial public offering, fair market value is based on the closing sales price for our common stock as quoted on the NASDAQ Global Market.

Compensation Claw-Backs

The compensation committee has not adopted any policies designed to require executive officers to return cash incentive payments or stock sale proceeds to the extent of accounting misstatements, restatements or other irregularities.

Compensation of Our Named Executive Officers

Our named executive officers for 2008 were Charles E. Harris, our Chief Executive Officer and Chairman of the Board; Rick E. Furtney, our President and Chief Operating Officer; Brian T. McGee, our Senior Vice President and Chief Financial Officer; William E. Earnshaw, our Senior Vice President—Engineering; and William P. Casby, our Vice President—Sales.

Compensation Strategy and Implementation of Our Compensation Objectives

Our executive officer compensation strategy is designed to attract, retain and motivate qualified executive officers and to align their interests with those of our stockholders. We seek to implement these objectives by linking significant components of executive officer compensation to the achievement of specific business, financial and strategic objectives.

Elements of Compensation

The total compensation for our executive officers consists of some or all of the following elements:

•	base salaries;

•	annual or semi-annual cash incentive awards;

•	discretionary bonuses;

•	long-term equity incentive compensation; and

•	certain perquisites and other benefits.

Our compensation committee has not established any formal guidelines for allocating the percentage of total compensation among these elements. However, as we seek to employ executive officers who are entrepreneurially driven, we offer a compensation package that places a significant amount of total compensation at risk through the use of annual or semi-annual cash incentive programs and equity incentives. We believe this approach helps us attract and retain executive officers who seek to achieve the performance and increase in share value expected by our stockholders. Our compensation committee reviews the compensation of our named executive officers with a goal of setting compensation at levels the compensation committee believes are comparable with executive officers in other companies of similar size and stage of development operating in our industry while taking into account our relative performance and our own strategic goals. The compensation received by our named executive officers consists of the elements described below.

Base Salaries

Base salaries of our executive officers are reviewed by the compensation committee at the time of hire or in connection with promotions or any other material change in responsibilities. In addition, the compensation committee generally reviews the base salary for each named executive officer in the first quarter of each year. Base salaries are adjusted from time-to-time to align base salaries to market levels after taking into account the factors described above as well as the overall mix of each executive officer’s compensation. Base salaries paid to our named executive officers in 2008 are discussed below and are reflected in the Summary Compensation Table under “Executive Compensation” below.

In 2007, the compensation committee established a target for executive officer base salaries within 10% of the 50th percentile of our peer group for the respective executive positions. The compensation committee concluded that this level represented an appropriate balance between the need to attract executive talent and the need to control expenses. Using this percentile target and the information supplied by Radford, the compensation committee approved base salaries for Messrs. Harris, Furtney, McGee, Earnshaw and Casby of $350,000, $275,000, $240,000, $210,000 and $195,000, respectively, with the new salaries for Messrs. Earnshaw and

Casby having taken effect in February 2007 and the new salaries for Messrs. Harris, Furtney and McGee having taken effect in July 2007. These base salaries remained in effect until February 2008. Notwithstanding the established targets, the salary increase approved for Mr. Furtney brought his base salary to the 75th percentile of companies in the peer comparative group. The compensation committee concluded that this percentile level was appropriate in light of Mr. Furtney’s overall responsibilities, the committee members’ judgment of his performance in his job to date and the fact that his total cash compensation (including both salary and short-term cash incentive compensation) following the increase in base salary would still be approximately at the 50th percentile. In setting the base salary for Mr. Furtney to the 75th percentile, the compensation committee did not identify specific components of Mr. Furtney’s performance that were the basis for setting his compensation above the 50th percentile. Our compensation committee did not employ specific performance criteria and ultimately reached its determination subjectively. The 2007 base salary adjustments were primarily intended to bring the respective salaries into a targeted range of peer public company compensation, using the peer data provided by Radford.

In February 2008, the compensation committee increased the base salaries of each of our named executive officers by 3.0%. The compensation committee concluded that this uniform rate of increase was appropriate in light of the more extensive analysis of base compensation that was completed in 2007. The committee did not use any benchmarking, salary surveys or reports or any compensation metrics from peer companies in approving these increases and ultimately reached its decision subjectively. The compensation committee did not adjust the established targets for our executive officer base salaries and did not set the increases by reference to the previously-established targets. The new salaries established by our compensation committee for Messrs. Harris, Furtney, McGee, Earnshaw and Casby are $360,500, $283,250, $247,200, $216,300 and $200,850, respectively, with the new salaries having taken effect in March 2008.

In the first quarter of 2009, the compensation committee reviewed the base salaries for our named executive officers using information supplied by Radford for comparable executives at our peer group companies. In line with our target base salary range, the base salary for each of our named executive officers fell within 10% of the 50th percentile of our peer group, except for the base salary for Mr. Casby, which was slightly below the target. In light of the adverse conditions in the global economy, the compensation committee determined not to increase the 2009 base salaries for any of our named executive officers at that time.

Short-Term Cash Incentive Awards

Our executive officers participate in one or both of two short-term cash incentive plans: an Annual Cash Incentive Plan, or ACIP, and a Sales Incentive Plan. These plans are designed to reward performance over a specified period of one year or less. All of our named executive officers participate in the ACIP. Mr. Casby, our Vice President—Sales, is the only named executive officer who participates in the Sales Incentive Plan. The compensation committee approves all payments made under the short-term cash incentive plans. The compensation committee has the discretion to approve the award payments based on unaudited financial information or to wait for receipt of audited financial statements. The compensation committee approved the award payments for the plan periods of January 1, 2008 through June 30, 2008 and July 1, 2008 through December 31, 2008 based on unaudited financial information.

Based upon information provided by Radford, the compensation committee has established a peer target for executive officer total cash compensation, including base salaries and short-term cash compensation, within 15% of the 50th percentile of our peer group for the respective executive positions. The compensation committee concluded that this level represented an appropriate balance between the need to attract executive talent and the need to control expenses.

ACIP. Our ACIP provides cash bonus awards to participating employees based on the achievement of specific goals during a given plan period. For 2008, the plan periods were January 1, 2008 through June 30, 2008 and July 1, 2008 through December 31, 2008. Substantially all of our employees, other than most of our sales, sales support and business development teams, participate in the ACIP. Each ACIP participant is assigned an at-plan award target equal to a percentage of the employee’s base salary during the plan period, with part of the award target based on the achievement of company goals and part based on the achievement of individual goals. Company and individual goals may include both quantitative and qualitative targets. The at-plan award targets for Messrs. Harris, Furtney, McGee, Earnshaw and Casby are 65%, 50%, 40%, 40% and 12% of their base salary, respectively. These targets were intended to place the respective executive officer’s total cash compensation within the percentile range targeted by the compensation committee based upon survey information and peer data provided by Radford and to reflect the compensation committee’s position that this compensation component should represent a higher percentage of an executive officer’s compensation as the executive officer’s company-wide responsibilities and impact on the operating results of the business increase.

The entire ACIP bonus opportunity for Messrs. Harris and Furtney is based on the achievement of company goals, based on the percentages described above, reflecting their broad, company-wide responsibilities. For our other named executive officers, 75% of their ACIP bonus opportunity is based on the achievement of company goals, based on the percentages described above, and 25% is based on the achievement of individual goals. The company goals are recommended by management and approved by our compensation committee, which also assesses performance of the company goals based in part on recommendations from our chief executive officer. Consistent with its philosophy of balancing accountability with fairness, the compensation committee has the right to exercise discretion in assessing performance under both quantitative and qualitative goals and to modify the goals previously established. The individual goals are established, and performance under the goals is assessed, by each participant’s manager and reviewed by our chief executive officer. Our compensation committee also reviews the individual goal performance grades assigned to our executive officers. Managers have the right to exercise some discretion in assessing performance, but are required to use a grading system set forth in the plan.

For the January 1, 2008 through June 30, 2008 ACIP plan period, 60% of our company goals were based on achieving targeted quarterly revenue and gross profit margins, 20% were based on achieving specified cost reductions and engineering or production milestones, and 20% were based on achieving customer design wins and positioning our products in targeted markets. The entire ACIP bonus opportunity for Messrs. Harris and Furtney, and 75% of the ACIP bonus opportunity for Messrs. Earnshaw, Casby, and McGee, were based on the achievement of the foregoing company goals. For the January 1, 2008 through June 30, 2008 ACIP plan period, the individual goals for Mr. McGee were as follows: 20% were based on achieving certain goals related to our investor relations activities, 20% were based on managing financial and accounting matters relating to our filings with the SEC, 20% were based on managing financial and accounting matters related to our equity administration program, 20% were based on achieving milestones related to compliance with the Sarbanes-Oxley Act of 2002, and 20% were based on completing specified goals related to improvement of our financial accounting software. For the January 1, 2008 through June 30, 2008 ACIP plan period, the individual goals for Mr. Earnshaw were as follows: 25% were based on completing specified firmware releases, 15% were based on completing certain cost reduction analyses and plans, 25% were based on the achievement of certain milestones related to our activities with a specified standard setting organization, 25% were based on achieving milestones related to the design, development and testing of our future hardware products, and 10% were based on defining a new software development plan for specified customers. For the January 1, 2008 through June 30, 2008 ACIP plan period, the individual goals for Mr. Casby were as follows: 50% were based on positioning specified company products with targeted customers, and 50% were based on securing design wins and production orders from specified customers.

For the January 1, 2008 through June 30, 2008 ACIP plan period, the compensation committee awarded 105.75% credit for the achievement of the established company goals, including the achievement of certain quarterly gross profit margin goals above plan. During this plan period, Messrs. McGee, Earnshaw and Casby were also awarded 100%, 97.5%, and 50% credit, respectively, for achievement of their individual goals.

For the July 1, 2008 through December 31, 2008 ACIP plan period, 60% of our company goals were based on achieving targeted quarterly revenue and gross profit margins, 30% were based on achieving specified engineering or production milestones, and 10% were based on achieving select customer design wins. The entire ACIP bonus opportunity for Messrs. Harris and Furtney, and 75% of the ACIP bonus opportunity for Messrs. Earnshaw, Casby, and McGee, were based on the achievement of the foregoing company goals. For the July 1, 2008 through December 31, 2008 ACIP plan period, the individual goals for Mr. McGee were as follows: 20% were based on achieving milestones related to compliance with the Sarbanes-Oxley Act of 2002, 20% were based on completing the 2009 planning and budgeting process, 20% were based on completing a Canadian tax study, 20% were based on providing financial and accounting support in connection with certain activities related to our equity compensation program, and 20% were based on achieving certain goals related to our investor relations activities. For the July 1, 2008 through December 31, 2008 ACIP plan period, the individual goals for Mr. Earnshaw were as follows: 25% were based on completing certain specified activities relating to the certification and testing of our products, 30% were based on completing specified firmware releases, and 45% were based on achieving milestones related to the design and development of our future hardware and firmware products. For the July 1, 2008 through December 31, 2008 ACIP plan period, the individual goals for Mr. Casby were as follows: 25% were based on positioning company products with targeted customers, 50% were based on the achievement of select design wins, and 25% were based on securing production orders for our second generation HomePlug AV-based IC.

For the July 1, 2008 through December 31, 2008 ACIP plan period, the compensation committee awarded 82% credit for the partial achievement of the established company goals. In connection with this assessment, the compensation committee exercised its discretion to award approximately 70% credit for partial achievement of a goal based on achieving targeted quarterly gross profit margins. During this plan period, Messrs. McGee, Earnshaw and Casby were also awarded 90%, 100%, and 60% credit, respectively, for achievement of their individual goals.

Our compensation committee established our company goals, and each participant’s manager established their individual goals, at a level that was designed to be challenging, but such that if each named executive officer and the company perform as expected, there is a high likelihood that such named executive officer would achieve a substantial portion of his target bonus. Although we have disclosed our 2008 individual goals, we have not disclosed details concerning the targets for each of the plan periods in 2008 because the specific targets and performance metrics provide sensitive, confidential information that could cause competitive harm to our business. For example, information regarding our cost-reduction goals, our targeted customers or markets, and our research, design development and production goals may enable our competitors to gain insight into key aspects of our business including our market positioning, pricing, and relationship with, and manner of handling, our customer base. If this information were disclosed, our competitors would gain an unfair advantage which could damage the company.

The plan also permits the compensation committee to pay special awards for achieving specified goals substantially beyond plan known as stretch goals. No such awards were made to our named executive officers for the 2008 ACIP plan periods. Awards under the plan are paid shortly after completion of the applicable plan period and completion of necessary calculations and approvals.

Sales Incentive Plan. The Sales Incentive Plan is intended to reward our sales and sales support teams. It provides cash bonus awards to participants based upon the achievement of quantitative quarterly and, in some cases, annual design win, revenue and gross profit margin goals recommended by management and approved by the compensation committee. The plan provides for specified payouts at-plan, with increasing payouts for performance above plan and special awards for achieving specified goals substantially beyond plan known as stretch goals. Payments are made quarterly or annually, depending upon the award target. The compensation committee has the right to exercise discretion in assessing performance under the plan and to modify the goals previously established.

For 2008, the at-plan award target for Mr. Casby under the Sales Incentive Plan is equal to $80,000, or 40% of his 2008 base salary, representing the sum of (i) $60,000 for the achievement of quarterly revenue goals, with decreasing or increasing payouts for performance below or above plan, plus (ii) a bonus of $20,000, for the achievement of a specified revenue target each quarter. In addition, Mr. Casby is also eligible to receive up to an additional $18,000 for achieving specified quarterly gross profit margin targets above plan. The amount paid to Mr. Casby for 2008 was $77,550, which was equal to 39% of his base salary and 26% of his total cash compensation. This amount includes $63,050 for the achievement of quarterly revenue goals including for performance above plan in the first and second quarter of 2008, $10,000 for the achievement of a specified revenue target in the first and second quarter of 2008 and $4,500 for the achievement of a specified gross profit margin target above plan in the second quarter of 2008. Mr. Casby is the only named executive officer who participated in the Sales Incentive Plan.

The following table summarizes, for each named executive officer, the target cash incentive awards and the amounts actually earned by each named executive officer under each incentive plan for performance in 2008:

Name	2008 ACIP		2008 Sales Incentive Plan
	Target ($)	Actual ($)	Target ($)	Actual ($)	Total Actual ($)
Charles E. Harris	233,187	218,770	—	—	218,770
Rick E. Furtney	140,937	132,223	—	—	132,223
Brian T. McGee	98,400	92,601	—	—	92,601
William E. Earnshaw	86,100	81,840	—	—	81,840
William P. Casby	23,985	20,176	80,000	77,550	97,726

Accordingly, the total short-term cash incentive payments earned for 2008 were $218,770, $132,223, $92,601, $81,840 and $97,726 for Messrs. Harris, Furtney, McGee, Earnshaw and Casby, respectively. For 2008, the annual cash bonus paid to our chief executive officer accounted for approximately 38% of his total cash compensation. For our other named executive officers in 2008, their short-term cash incentive payments, on average, accounted for approximately 30% of their respective total cash compensation.

Discretionary Bonuses

We use discretionary bonuses to reward exceptional performance that is not covered by other incentive compensation plans and to provide special compensation necessary to retain or attract key employees. Discretionary bonuses paid to executive officers are approved in advance by the compensation committee. No discretionary bonuses were paid to our executive officers in 2008.

Long-Term Equity Incentive Compensation Overview

Our long-term equity incentive plans are designed to attract and retain key employees and consultants to provide them with an incentive to maintain and enhance our long-term performance record. We believe equity incentives are a particularly important motivator in the technology industry to attract and retain talented executives over the long-term. We also believe that these plans are important to align the interests of our employees with those of our stockholders. We currently administer long-term incentive compensation awards primarily through our 2007 Equity Incentive Plan. Prior to our initial public offering in December 2007, we administered long-term incentive compensation awards primarily through our 2000 Employee Incentive Plan. Awards previously issued under the 2000 Employee Incentive Plan will continue to be outstanding in accordance with their terms. Awards under the 2000 Employee Incentive Plan were generally approved by the compensation committee, and all awards under the 2007 Equity Incentive Plan will be approved by the compensation committee. These equity plans are described below under “Executive Compensation—Benefit Plans.”

Historically, most of our employees have participated in our equity incentive plans. Our compensation committee has generally considered and made equity awards in the following circumstances:

•	upon the hiring of new employees;

•	upon the promotion of some employees;

•	following significant equity financings, to reduce the impact of dilution on our employees; and

•	as deemed necessary to provide proportionality and fairness across our key employees.

In addition, the compensation committee has adopted a policy of approving annual equity incentive awards, if any, to our employees between seven and seventeen days following our fourth quarter and year end earnings release.

Prior to our recapitalization in 2003, we used stock options as our primary equity incentive. With the substantial decline in the value of our common stock as a result of our recapitalization in 2003, we began using restricted common stock as our primary equity incentive tool due to the more favorable tax treatment potentially available to our participating employees. Restricted common stock awards that we have granted have used performance-based or time-based vesting or a combination of both. Performance-based awards vest if specified performance targets, as established by our compensation committee, are achieved within a specified period of time. Time-based awards vest in accordance with vesting schedules determined by our compensation committee. A restricted common stock award subject to vesting is not necessarily immediately taxable to our executive officers unless such individual makes an election under Section 83(b) of the Internal Revenue Code. In the absence of a section 83(b) election, the value of the restricted common stock award becomes taxable to the recipient as the shares awarded vest based on the fair market value of the shares on the grant date.

During the last quarter of 2006, we transitioned back to stock options as our primary equity incentive tool as our employees were experiencing an increased tax burden from the receipt of restricted common stock due to the increase in fair market value of our common stock. Prior to 2007, we granted incentive stock options, or ISOs, to the extent permitted by applicable tax regulations because of the tax benefits available to employees upon exercise of such options. However, in 2007, we began issuing non-qualified stock options to simplify accounting and tax treatment and to allow us to use available tax deductions upon the exercise of such options. We believe this change is consistent with industry trends for public companies.

In 2009, in addition to non-qualified stock options, we began using restricted stock units as a component of our long-term equity incentive compensation. Each restricted stock unit is the grant of a right to receive one share of our common stock that vests over time. Because restricted stock units are full value awards that retain intrinsic value regardless of a decline in the company’s stock price, the compensation committee believes restricted stock units are desirable for long-term retention. Although we expect that stock options will remain our primary form of equity incentive for employees generally, we expect that we will also use restricted stock units periodically for certain employees when the compensation committee believes that they are an appropriate form of equity incentive. We also expect to evaluate the use of other forms of equity incentives from time to time.

Based on information provided by Radford, the compensation committee has established a target for executive officer long-term equity incentive compensation within 30% of a range between the 50th and 75th percentiles of our peer group for the respective executive positions. This is a higher percentile target than the percentile target established for base salaries and total cash compensation. The compensation committee concluded that this higher percentile target was advisable to attract executive talent, provide meaningful at-risk compensation and align the interests of our executive officers with the interests of our stockholders.

2008 and 2009 Equity Incentive Awards

In February 2008 and 2009, the compensation committee considered data from Radford regarding the levels of annual equity grants within our peer group as part of the committee’s annual review of long-term equity incentive compensation for our employees, including our executive officers. Based on the survey information and peer data provided by Radford, the compensation committee granted non-qualified stock options to each of the named executive officers in February 2008 and 2009 and restricted stock units to each of the named executive officers in February 2009.

With respect to the 2008 annual equity incentive awards, each grant to our named executive officers was less than the comparable annual grant recommended by Radford at the targeted 50th percentile for our peer group for the respective position because the committee determined to allocate more shares to middle management and other key employees who were not named executive officers. In making its determination, the compensation committee also considered, in addition to the Radford data, the relative compensation levels among all of our employees, the number of unvested equity awards held by each individual, and the number of shares available for grant. The non-qualified stock options granted to Messrs. Harris, Furtney, McGee, Earnshaw and Casby cover a total of 110,000 shares, 92,000 shares, 60,000 shares, 65,000 shares and 55,000 shares, respectively. Each of these stock options was granted at an exercise price of $5.69 per share, which is equal to the closing sales price for our common stock as quoted on the NASDAQ Global Market on the date of grant. The vesting period for each of these stock options commenced on February 29, 2008, the last day of the calendar month in which the date of grant occurred. Twenty-five percent (25%) of the shares underlying the options vested at the end of the twelve (12) month period following February 29, 2008. The remainder of the shares vest quarterly at the end of each three (3) calendar month period thereafter over the succeeding three (3) years.

With respect to the 2009 annual equity incentive awards, each grant to our named executive officers was less than the comparable annual grant recommended by Radford at the targeted 75th percentile for our peer group for the respective position based on the closing sales price for our common stock as quoted on the NASDAQ Global Market on the date of grant. Because we have a limited number of shares available for grant under our 2007 Equity Incentive Plan, the committee determined to grant fewer shares to our officers, including our named executive officers, so that more shares could be allocated to middle management and other key employees who were not officers. In making its determination, the compensation committee also considered, in addition to the Radford data, the relative compensation levels among all of our employees, the respective officer’s performance and the number of unvested equity awards held by each individual. The 2009 equity awards granted to our named executive officers were as follows: 125,000 shares subject to non-qualified stock options and 62,500 shares subject to restricted stock units granted to Mr. Harris, 77,500 shares subject to non-qualified stock options and 38,750 shares subject to restricted stock units granted to Mr. Furtney, 60,000 shares subject to non-qualified stock options and 30,000 shares subject to restricted stock units granted to Mr. McGee, 40,000 shares subject to non-qualified stock options and 20,000 shares subject to restricted stock units granted to Mr. Earnshaw, and 40,000 shares subject to non-qualified stock options and 20,000 shares subject to restricted stock units granted to Mr. Casby. Each of the stock options was granted at an exercise price of $2.10 per share, which is equal to the closing sales price for our common stock as quoted on the NASDAQ Global Market on the date of grant. The vesting period for each of these stock options and restricted stock units commenced on February 28, 2009, the last day of the calendar month in which the date of grant occurred. Twenty-five percent (25%) of the shares underlying the options and restricted stock units will vest at the end of the twelve (12) month period following February 28, 2009, and the remainder of the shares will then vest quarterly at the end of each three (3) calendar month period thereafter over the succeeding three (3) years; provided however that the vesting of each of the stock options described above is subject to a requirement that the respective recipient execute the current form of our employee agreement, which governs, among other matters, the protection of our intellectual property and confidential information. If the respective recipient has not executed the current form of employee agreement within ninety (90) days following the date of grant, then the respective stock options will terminate.

Our stock options have a 10-year contractual exercise term. The equity grants are also subject to the post-termination and change in control provisions described below in “Executive Compensation—Employment Agreements and Potential Payment Upon Termination or Change-in-Control.”

Perquisites and Other Personal Benefits

We provide our employees with the opportunity to enroll in our group health, dental and life insurance plans. We pay the premiums for our group health insurance and life insurance equal to one times salary for our employees. Premiums for health insurance for dependents of our employees are paid 50% by us and 50% by the employee. These benefits are generally offered on the same basis to all employees, with some differences based upon geographic location. We also maintain a 401(k) retirement plan that is available to all full-time U.S. employees including named executive officers. Although we have not matched elective employee-participant contributions to the 401(k) plan to date, we may do so in the future.

Some of our employees maintain offices in their homes at our request because they maintain their primary residences in locations where we do not have offices. In those situations, we generally reimburse the employees for certain out-of-pocket expenses they incur associated with the business they conduct from those locations, such as for telephone, fax, broadband access, office supplies and travel from those locations to company and customer offices and other locations. The travel costs we reimburse generally include automobile mileage, airline tickets and hotel accommodations, as well as meals associated with overnight travel. These reimbursements do not include payments for housing costs or rent. Two of our named executive officers, Messrs. Harris and Furtney, received these reimbursements pursuant to the provisions of their employment agreements, which were approved by the compensation committee. The reimbursements for these business expenses are not included in the Summary Compensation Table under “Executive Compensation” below as the amounts are not considered benefits and are not included in taxable income.

Stock Award Practices

To date, we have granted restricted common stock, restricted stock units and options to purchase shares of our common stock to our executive officers. We have awarded all stock options to purchase our common stock at exercise prices we determined to be either at or above the fair market value of our common stock at the grant date. Since our initial public offering in December 2007, all grants have had an exercise price equal to the closing sales price of our common stock as quoted on the NASDAQ Global Market on the date of grant. We have not back-dated any option awards.

With respect to the selection of equity incentive award grant dates, the compensation committee has adopted a policy of approving annual awards, if any, to our employees between seven and seventeen days following our fourth quarter and year end earnings release. New employees are generally awarded equity grants at the next meeting of the compensation committee following their hire dates. The compensation committee does expect to incorporate input from our senior executive officers in establishing grants along with other sources of information including, but not limited to, any compensation consultants that the compensation committee may engage.

Stock Ownership Requirements

We do not currently have any policy or guidelines that require a specified ownership of our common stock by our directors or executive officers or stock retention guidelines applicable to equity-based awards granted to directors and executive officers. As of December 31, 2008, our named executive officers as a group held 1,578,900 shares of common stock, which were granted as compensation. At that date, our named executive officers also held stock options to purchase an additional 868,075 shares of common stock which is comprised of the collective number of options granted in May and July of 2007, and February of 2008 to our named executive officers, as well as the initial grant of options to purchase 202,527 shares in January 2007 to Mr. McGee in connection with his initial employment. As of December 31, 2008, Mr. McGee also held 1,000 shares of common stock that he acquired in the public market, and Mr. Harris also held 219,635 shares of common stock that he acquired through the exercise of stock options or through the conversion to common stock of shares of redeemable convertible preferred stock, including accrued dividends, that he acquired in our private placement transactions on the same terms as other investors and 7,567 shares of common stock that he purchased from other stockholders. If all restrictions on common stock were removed and all stock options were vested and exercised, our named executive officers would have held approximately 8.3% of our issued and outstanding capital stock as of December 31, 2008.

Severance and Change-in-Control Arrangements

We maintain severance and equity award arrangements that provide benefits to our named executive officers if their employment is terminated in connection with a change in control. The change-in-control benefits provided under our equity incentive plans are described below under “Executive Compensation—Employment Agreements and Potential Payments upon Termination or Change-in-Control—Change-in-Control Provisions in Equity Incentive Plans.”

We have severance arrangements with Messrs. Harris and Furtney as part of their employment agreements as described below under “Executive Compensation—Employment Agreements and Potential Payments upon Termination or Change-in-Control.” Based upon recommendations provided to our compensation committee by Radford, in June 2007, the compensation committee and our board of directors approved severance and change in control arrangements for Messrs. McGee, Earnshaw and Casby, which we entered into with each of them in August 2007. These severance and change in control arrangements are described below under “Executive Compensation—Employment Agreements and Potential Payments upon Termination or Change-in-Control.”

We believe that reasonable severance and change in control protections are necessary in order to attract and retain qualified executives.

COMPENSATION COMMITTEE REPORT

The following is the report of the compensation committee with respect to the disclosures contained in the Compensation Discussion and Analysis section of this proxy statement. The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any filings, except to the extent that we specifically incorporate the Compensation Committee Report by reference therein.

The compensation committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this proxy statement. Based on this review and our discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for 2008.

THE COMPENSATION COMMITTEE

Scott B. Ungerer, Chair

Gary Rubinoff

James E. Vander Mey

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our compensation committee during fiscal year 2008 included Gary Rubinoff, Scott B. Ungerer and James E. Vander Mey. Each is a non-employee director within the meaning of Rule 16b-3 of the Exchange Act. During fiscal year 2008:

•

none of the members of our compensation committee was an officer (or former officer) or employee of us or any of our subsidiaries, except Dr. Vander Mey, who served as our chief executive officer from 1989 to June 1997;

•	none of the members of our compensation committee had a direct or indirect material interest in any transaction in which we were a participant and the amount involved exceeded $120,000;

•

none of our executive officers currently serves, or in the past has served, on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served on our compensation committee or our board of directors; and

•	none of our executive officers currently serves, or in the past has served, as a director of another entity where one of that entity’s executive officers served on our compensation committee.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the summary information concerning compensation for the fiscal years ended December 31, 2008, 2007 and 2006 for the following persons: (i) our chief executive officer, (ii) our chief financial officer and (iii) the three most highly compensated of our other executive officers who received compensation during 2008 of at least $100,000 and who were executive officers on December 31, 2008. We refer to these persons as our “named executive officers” elsewhere in this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)(3)	Total ($)
Charles E. Harris Chief Executive Officer and Chairman of the Board	2008	358,750	—		12,714	125,129	218,770	(5)	7,829	723,192
	2007	325,000	—		14,527	—	153,601	(6)	7,411	500,539
	2006	285,417	261,253	(4)	479,051	—	169,560	(7)	6,827	1,202,108

Rick E. Furtney(8) President and Chief Operating Officer	2008	281,875	—		140,014	100,398	132,223	(5)	10,418	664,928
	2007	262,500	—		181,345	—	100,454	(6)	9,350	553,649
	2006	92,948	371,617	(4)	186,432	—	43,779	(7)	2,948	697,724

Brian T. McGee(9) Senior Vice President and Chief Financial Officer	2008	246,000	—		—	136,762	92,601	(5)	5,619	480,982
	2007	225,417	—		—	69,526	69,073	(6)	13,283	377,299
	2006	—	—		—	—	—		—	—

William E. Earnshaw Senior Vice President —Engineering	2008	215,250	—		1,938	81,335	81,840	(5)	10,115	390,478
	2007	207,813	—		2,399	—	52,678	(6)	9,231	272,121
	2006	183,750	—		3,980	—	40,418	(7)	8,265	236,413

William P. Casby Vice President—Sales	2008	199,875	—		2,682	54,997	97,726	(5)	10,255	365,535
	2007	193,750	—		2,919	—	74,631	(6)	9,186	280,486
	2006	174,417	—		3,696	—	78,414	(7)	8,239	264,766

(1)	Amounts represent stock-based compensation expense for fiscal years 2008, 2007 and 2006 for restricted common stock awards and option grants as calculated in accordance with SFAS 123(R). Amounts shown for each fiscal year include compensation costs recognized in that fiscal year with respect to awards granted in that year as well as in previous fiscal years. These amounts reflect our accounting expense for these awards and do not necessarily correspond to the actual value that may be recognized by the named executive officer. Assumptions made for the purpose of determining the valuation of our stock and option awards for accounting purposes are further described in Note 5 “Stock-Based Compensation” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K.
(2)	Represents short-term cash incentives paid to each of the named executive officers under our ACIP, and with respect to Mr. Casby, under our Sales Incentive Plan.
(3)	Includes payment of health insurance premiums and payment of life insurance premiums on behalf of each of the named executive officers, and with respect to Mr. McGee, reimbursement of $9,379 in 2007 for Mr. McGee’s moving expenses and temporary accommodations and transportation expenses in connection with Mr. McGee’s relocation to Ocala, Florida. With respect to Mr. Harris, as an employee director, he was not entitled to, nor did he receive, any compensation for his services as director.
(4)

In April 2007, the compensation committee approved discretionary bonuses to Mr. Harris in the amount of $106,253 and to Mr. Furtney in the amount of $171,617, to offset an increased tax burden placed upon Messrs. Harris and Furtney in connection with a retrospective determination by the compensation committee that the fair market value of our common stock was higher than originally estimated by the compensation committee when it made certain restricted common stock grants to Messrs. Harris and Furtney in 2006.

These amounts were expensed in 2006 and are therefore included in the 2006 compensation described in this table.
(5)	In 2008, each of the named executive officers earned short-term cash incentive payments under our ACIP which were paid in 2009. The amounts were $96,073, $58,066, $41,530, $37,420 and $9,219 for Messrs. Harris, Furtney, McGee, Earnshaw and Casby, respectively. In addition, in 2008, Mr. Casby earned $13,663 under our Sales Incentive Plan, which was paid in 2009. These amounts are included in the 2008 compensation described in this table.
(6)	In 2007, each of the named executive officers earned short-term cash incentive payments under our ACIP which were paid in 2008. The amounts were $69,001, $41,704, $33,838, $28,453 and $7,663 for Messrs. Harris, Furtney, McGee, Earnshaw and Casby, respectively. In addition, in 2007, Mr. Casby earned $12,321 under our Sales Incentive Plan, which was paid in 2008. These amounts are included in the 2007 compensation described in this table.
(7)	In 2006, each of the named executive officers, except Mr. McGee, earned short-term cash incentive payments under our ACIP which were paid in 2007. The amounts were $169,560, $43,779, $40,418 and $19,287 for Messrs. Harris, Furtney, Earnshaw and Casby, respectively. In addition, in 2006, Mr. Casby earned $15,323 under our Sales Incentive Plan, which was paid in 2007. These amounts are included in the 2006 compensation described in this table.
(8)	Mr. Furtney joined as our President and Chief Operating Officer in August 2006. Mr. Furtney’s annual base salary in 2006 was $250,000.
(9)	Mr. McGee joined as our Senior Vice President and Chief Financial Officer in January 2007. Mr. McGee’s annual base salary was $230,000 through June 30, 2007, after which time it was increased by the compensation committee to $240,000 effective July 2007.

Grants of Plan-Based Awards

The following table sets forth certain information concerning grants of plan-based equity and non-equity incentive awards granted to our named executive officers in 2008:

Name and Principal Position	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Target ($)		Maximum ($)
Charles E. Harris Chief Executive Officer and Chairman of the Board	02/26/08	233,187		270,031		—	110,000	(2)	5.69	625,900

Rick E. Furtney President and Chief Operating Officer	02/26/08	140,937		163,206		—	92,000	(2)	5.69	523,480

Brian T. McGee Senior Vice President and Chief Financial Officer	02/26/08	98,400		110,060		—	60,000	(2)	5.69	341,400

William E. Earnshaw Senior Vice President—Engineering	02/26/08	86,100		96,303		—	65,000	(2)	5.69	369,850

William P. Casby Vice President—Sales	02/26/08	103,985	(3)	151,827	(3)	—	55,000	(2)	5.69	312,950

(1)

Target and maximum amounts pursuant to the 2008 ACIP and, only with respect to Mr. Casby, the 2008 Sales Incentive Plan. See footnote 3 below. There were no threshold payments under the 2008 ACIP or 2008 Sales Incentive Plan. Potential payments set forth in the “Target” and “Maximum” columns include payments for the achievement of the goals as specified in the 2008 ACIP. The target amounts under the ACIP were calculated by multiplying the base salary of each named executive officer during the ACIP plan periods by each named executive officer’s target bonus rate as a percentage of his base salary (65% for Mr. Harris, 50% for Mr. Furtney, 40% for Mr. McGee, 40% for Mr. Earnshaw, and 12% for Mr. Casby). The maximum amounts include additional amounts each named executive officer was eligible to receive under the 2008 ACIP, and with respect to Mr. Casby, the 2008 Sales Incentive Plan, for the achievement of specified revenue and gross profit margin goals above plan as described in “Compensation Discussion and Analysis—Compensation of Our Named Executive Officers—Short-Term Cash Incentive Awards.” For more information on the ACIP and actual payouts under the ACIP, see “Compensation Discussion and Analysis—Compensation of Our Named Executive Officers—Short-Term Cash Incentive Awards.”

(2)	Securities underlying the options granted are subject to an option agreement whereby any unvested shares are forfeited to us in the event that the employee ceases to be an employee. 25% of the total shares awarded vested on February 28, 2009, and the remainder of the shares vest quarterly at the end of each three (3) calendar month period thereafter over the succeeding three (3) years; provided that the options are subject to accelerated vesting provisions in connection with a change in control as described below in “—Employment Agreements and Potential Payment Upon Termination or Change-in-Control.”
(3)	Mr. Casby’s target and maximum represent the aggregate of his potential payouts under both the 2008 ACIP and the 2008 Sales Incentive Plan. For more information on the Sales Incentive Plan and actual payouts under the Sales Incentive Plan, see “Compensation Discussion and Analysis—Compensation of Our Named Executive Officers—Short-Term Cash Incentive Awards.”

Outstanding Equity Awards at December 31, 2008

The following table lists all outstanding equity awards held by our named executive officers at December 31, 2008. For additional information, see “Compensation Discussion and Analysis—Compensation of Our Named Executive Officers—2008 and 2009 Equity Incentive Awards.”

	Option Awards(1)						Stock Awards(1)
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Charles E. Harris Chief Executive Officer and Chairman of the Board	20,580 —	(3)	61,740 110,000	(3) (4)	9.57 5.69	07/26/17 02/26/18	34,300 —	(5)	86,093 —
Rick E. Furtney President and Chief Operating Officer	16,006 — — —	(3)	48,021 92,000 — —	(3) (4)	9.57 5.69 — —	07/26/17 02/26/18 — —	110,524 84,209 17,301 10,252	(6) (7) (6) (7)	277,415 211,365 43,426 25,733
Brian T. McGee Senior Vice President and Chief Financial Officer	88,605 9,146 —	(4) (3)	113,922 27,441 60,000	(4) (3) (4)	3.88 9.57 5.69	01/18/17 07/26/17 02/26/18	— — —		— — —
William E. Earnshaw Senior Vice President —Engineering	16,006 —	(3)	48,021 65,000	(3) (4)	8.04 5.69	05/24/17 02/26/18	5,317 —	(5)	13,346 —
William P. Casby Vice President—Sales	9,146 — —	(3)	27,441 55,000 —	(3) (4)	8.04 5.69 —	05/24/17 02/26/18 —	4,288	(5)	10,763

(1)

The equity awards held by our named executive officers are subject to accelerated vesting provisions in connection with a change in control as described below in “—Employment Agreements and Potential Payment Upon Termination or Change-in-Control.”

(2)	The market value of shares of stock that have not vested is determined by multiplying the number of shares by $2.51, the closing price per share of our common stock as reported on the NASDAQ Global Market on December 31, 2008, the last trading day of 2008.
(3)	Options granted are subject to an option agreement whereby any unvested options are forfeited to us in the event that the named executive officer ceases to be an employee. 25% of the total options awarded vested on December 31, 2008, the last day of the month in which the first anniversary of the closing date of our initial public offering occurred, and 6.25% of the total shares awarded vest at the end of each three-month period thereafter.
(4)	Options granted are subject to an option agreement whereby any unvested options are forfeited to us in the event that the named executive officer ceases to be an employee. 25% of the total options awarded vest on the last day of the month in which the first anniversary of the date of grant occurred, and 6.25% of the total shares awarded vest at the end of each three-month period thereafter.
(5)	Shares granted are subject to a restricted stock agreement whereby any unvested shares are forfeited to us in the event that the named executive officer ceases to be an employee. 25% of the total shares awarded vested on the last day of August, 2006 as the result of our achievement of a specified performance goal in that month, and 6.25% of the total shares awarded vest at the end of each three-month period thereafter.
(6)	Shares granted are subject to a restricted stock agreement whereby any unvested shares are forfeited to us in the event that the named executive officer ceases to be an employee. 25% of the total shares awarded vested upon the grant date, and 4.6875% of the total shares awarded vest at the end of each three-month period after the grant date.
(7)	100% of the total shares awarded vest upon a change in control meeting a minimum specified value.

Option Exercises and Stock Vested Table

The following table presents certain information concerning the vesting of stock held by each of our named executive officers during the fiscal year ended December 31, 2008. None of our named executive officers exercised any stock options during 2008.

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Charles E. Harris Chief Executive Officer and Chairman of the Board	—	—	51,605	224,563

Rick E. Furtney President and Chief Operating Officer	—	—	70,845	295,868

Brian T. McGee Senior Vice President and Chief Financial Officer	—	—	—	—

William E. Earnshaw Senior Vice President—Engineering	—	—	7,089	29,810

William P. Casby Vice President—Sales	—	—	27,361	112,489

(1)	The value realized on vesting of stock awards is determined by multiplying the number of shares that vested by the closing price per share of our common stock as reported on the NASDAQ Global Market on the vesting date.

Pension Benefits

We do not provide pension benefits to our named executive officers.

Nonqualified Deferred Compensation

Our employees are not provided with a nonqualified deferred compensation plan.

Employment Agreements and Potential Payments upon Termination or Change-in-Control

We currently have employment agreements with Charles E. Harris, our Chief Executive Officer and Chairman of the Board, and Rick E. Furtney, our President and Chief Operating Officer. We have offer letter agreements and severance agreements with Brian T. McGee, our Senior Vice President and Chief Financial Officer, William E. Earnshaw, our Senior Vice President—Engineering, and William P. Casby, our Vice President—Sales. We refer to these agreements as “employment agreements” elsewhere in this proxy statement.

Charles E. Harris

We entered into a Third Amended and Restated Employment Agreement with Charles E. Harris, dated as of September 27, 2007, to supersede and replace his prior employment agreement, as amended. Mr. Harris’ employment agreement provides that his term of employment begins on September 28, 2006 and expires on the third anniversary of such date; provided that, upon the expiration of the initial three-year term and each subsequent anniversary thereafter, the term of his employment will be automatically extended for an additional one-year period unless Mr. Harris or we provide sixty (60) days advance written notice to the other party that such extension will not occur. The agreement set Mr. Harris’ base salary at an annual rate of $350,000, effective as of July 1, 2007, subject to review at the end of each year during his term of employment. Mr. Harris’ annual base salary has since increased to $360,500. The employment agreement provides that Mr. Harris is eligible to receive maximum incentive payments under our incentive compensation program of up to 65% of his base salary, or such higher percentage of base salary as deemed appropriate by the board of directors. Mr. Harris is also entitled to participate in all employee benefit plans, including retirement programs, group health care plans and all fringe benefit plans.

Under Mr. Harris’ employment agreement, if his employment is terminated by us without cause or by Mr. Harris for good reason (as such terms are defined in his employment agreement) and Mr. Harris signs a separation agreement with us containing a mutual release of claims, then Mr. Harris is entitled to receive (i) a cash payment equal to 150% of the aggregate of his base salary for the year of termination plus 150% of his annual incentive bonus for the year preceding the year of termination, payable over an 18 month period and (ii) continued company-paid medical benefits for 18 months. In the event of a change in control (as such term is defined in his employment agreement), all of his outstanding equity awards (a) vest in full immediately prior to a change in control, or (b) if Mr. Harris is terminated by us without cause within six months prior to or upon a change in control, vest and remain outstanding and exercisable through the date of the change in control. Equity acceleration provided in Mr. Harris’ employment agreement is intended to supersede change in control vesting in our 2000 Employee Incentive Plan, our 2007 Equity Incentive Plan or any successor plans, except to the extent such plans are more favorable to Mr. Harris. The agreement also entitles Mr. Harris to receive a reimbursement payment from us, grossed-up to offset any tax on the payment, for any excise taxes imposed on payments under the agreement due to the golden parachute rules of Section 280G of the Internal Revenue Code. As of December 31, 2008, such payments and benefits had a value of:

Compensation and Benefits	Change in Control Without Termination		Termination Without Cause or Resignation for Good Reason, Other Than in Connection With a Change in Control	Termination Without Cause or Resignation for Good Reason in Connection With a Change in Control		Voluntary Termination or Termination for Cause
Equity acceleration	$86,093	(1)	$—	$86,093	(1)	—
Salary(2)	—		540,750	540,750		—
Bonus(3)	—		328,154	328,155		—
Health care benefits(4)	—		11,744	11,744		—
280G Tax Reimbursement	—		—	—	(5)	—

(1)	Pursuant to Mr. Harris’ employment agreement, the vesting of 34,300 unvested shares of restricted common stock and 171,740 unvested options would accelerate and vest (i) immediately prior to a change in control, or (ii) if Mr. Harris were terminated without cause, within six months prior to or on a change in control. The amount indicated in the table is equal to the fair market value of the 34,300 shares of restricted common stock as of December 31, 2008. The fair market value was calculated using a price of $2.51 per share, which was the closing price of our common stock as reported on the NASDAQ Global Market on December 31, 2008. No amount is included in the table with respect to the 171,740 options. The exercise price of the 171,740 options was greater than the fair market value of our common stock as of December 31, 2008.
(2)	Based on Mr. Harris’ base salary as of December 31, 2008.
(3)	Based on the actual bonus paid to Mr. Harris for the year ended December 31, 2008.
(4)	Estimated value of health care benefits is based on our actual cost of health care benefits for Mr. Harris in fiscal year 2008.
(5)	While Mr. Harris is entitled to a 280G tax reimbursement with respect to certain payments made in connection with a change in control, no 280G tax reimbursement would be triggered assuming a termination date and change in control date of December 31, 2008.

Rick E. Furtney

We entered into an Amended and Restated Employment Agreement with Rick E. Furtney, dated as of September 27, 2007, to supersede and replace his prior employment agreement. Mr. Furtney’s employment agreement provides that his term of employment begins on August 9, 2006 and expires on the fourth anniversary of such date; provided that, upon the expiration of the initial four-year term and each subsequent anniversary thereafter, the term of his employment will be automatically extended for an additional one-year period unless Mr. Furtney or we provide sixty (60) days advance written notice to the other party that such extension will not occur. The employment agreement set Mr. Furtney’s base salary at an annual rate of $250,000, and is subject to review every February during the term of the agreement. Mr. Furtney’s annual base salary has since increased to $283,250. Pursuant to this employment agreement, Mr. Furtney received a discretionary bonus in an aggregate amount of $200,000, of which $43,000 was allocated as a one-time signing bonus. The employment agreement provides that Mr. Furtney is eligible to receive maximum incentive payments under our incentive compensation program of up to 50% of his base salary, or such higher percentage of base salary as deemed appropriate by the board of directors. Mr. Furtney was also eligible to receive an additional bonus based on our achievement of certain revenue thresholds in 2006. Based on our 2006 revenue, Mr. Furtney did not receive any additional bonus payments pursuant to this provision. Mr. Furtney was awarded restricted common stock grants of 336,834 shares and 41,008 shares that vest over a four-year period, provided all such shares vest 100% upon a change in control. Mr. Furtney was also awarded restricted common stock grants of 84,209 shares and 10,252 shares that vest 100% upon a change in control that meets a minimum specified value. Mr. Furtney is also entitled to participate in all employee benefit plans, including retirement programs, group health care plans and all fringe benefit plans.

If Mr. Furtney’s employment is terminated by us without cause or by Mr. Furtney for good reason (as such terms are defined in his employment agreement) and Mr. Furtney signs a separation agreement with us containing a mutual release of claims, then Mr. Furtney is entitled to receive (i) a cash payment equal to 125% of the aggregate of his base salary for the year of termination plus 125% of his annual incentive bonus for the year prior to the year of termination, payable over a 15-month period and (ii) continued company-paid medical benefits for 15 months. Mr. Furtney’s employment agreement further provides that if his employment is terminated by us without cause or by Mr. Furtney for good reason within 12 months following a change in control (as such term is defined in his agreement) and Mr. Furtney signs a separation agreement with us containing a mutual release of claims, then Mr. Furtney is entitled to (i) a cash payment equal to 150% of the aggregate of his base salary for the year of termination plus 150% of his annual incentive bonus for the year prior to the year of termination, payable over an 18-month period, (ii) continued company-paid medical benefits for 18 months, and (iii) full vesting of all of his outstanding equity awards. Equity acceleration provided in Mr. Furtney’s employment agreement is intended to supersede change in control vesting in our 2000 Employee Incentive Plan, our 2007 Equity Incentive Plan or any successor plans, except to the extent such plans are more favorable to Mr. Furtney. As of December 31, 2008, such payments and benefits had a value of:

Compensation and Benefits	Change in Control Without Termination		Termination Without Cause or Resignation for Good Reason, Other Than in Connection With a Change in Control	Termination Without Cause or Resignation for Good Reason in Connection With a Change in Control		Voluntary Termination or Termination for Cause
Equity acceleration	$557,939	(1)	$—	$557,939	(2)	—
Salary(3)	—		354,063	424,875		—
Bonus(4)	—		165,279	198,335		—
Health care benefits(5)	—		13,023	15,627		—

(1)

Pursuant to Mr. Furtney’s restricted stock purchase agreements, the vesting of 127,825 unvested shares of restricted common stock would accelerate and vest upon a change in control, and pursuant to the terms of our 2000 Employee Incentive Plan, 16,007 unvested options would accelerate and vest upon a change in control. An additional 94,461 unvested shares are subject to a restricted stock agreement pursuant to which such shares would accelerate and vest only upon a change in control that meets a minimum specified valuation. The amount indicated in the table is equal to the fair market value of the aggregate 222,286 shares of restricted common stock as of December 31, 2008. The fair market value was calculated using a price of $2.51 per share, which was the closing price of our common stock as reported on the NASDAQ Global Market on December 31, 2008. No amount is included in the table with respect to the 16,007 options. The exercise price of the 16,007 options was greater than the fair market value of our common stock as of December 31, 2008.

(2)	Pursuant to Mr. Furtney’s employment agreement, the vesting of 127,825 unvested shares of restricted common stock and 140,021 unvested options (including the shares and options vested upon a change in control described in footnote 1 above) would accelerate and vest if Mr. Furtney were terminated without cause or resigned for good reason in connection with a change in control. An additional 94,461 unvested shares are subject to a restricted stock agreement pursuant to which such shares would accelerate and vest only upon a change in control that meets a minimum specified valuation. The amount indicated in the table is equal to the fair market value of the aggregate 222,286 shares of restricted common stock as of December 31, 2008. The fair market value was calculated using a price of $2.51 per share, which was the closing price of our common stock as reported on the NASDAQ Global Market on December 31, 2008. No amount is included in the table with respect to the 140,021 options. The exercise price of the 140,021 options was greater than the fair market value of our common stock as of December 31, 2008.
(3)	Based on Mr. Furtney’s base salary as of December 31, 2008.
(4)	Based on the actual bonus paid to Mr. Furtney for the year ended December 31, 2008.
(5)	Estimated value of health care benefits is based on our actual cost of health care benefits for Mr. Furtney in fiscal year 2008.

Brian T. McGee

In January 2007, we entered into an offer letter agreement with Brian T. McGee. This offer letter agreement set Mr. McGee’s base salary at an annual rate of $230,000 and provided that he is eligible to receive maximum incentive payments under our incentive compensation program of up to 35% of his base salary upon the achievement of certain goals as determined by the chief executive officer or the compensation committee. Mr. McGee’s annual base salary has since increased to $247,200 and his incentive eligibility has increased to a maximum of 40% of his base salary beginning July 2007. Pursuant to the offer letter agreement, Mr. McGee was granted options to purchase 202,527 shares of common stock under the 2000 Employee Incentive Plan. Further, the offer letter agreement provided for the reimbursement of Mr. McGee’s moving expenses and temporary accommodations and transportation expenses while Mr. McGee relocated to Ocala, Florida. Mr. McGee is also entitled to participate in all employee benefit plans, including retirement programs, group health care plans and all fringe benefit plans.

We entered into a severance agreement with Mr. McGee in August 2007. Under this agreement, in the event Mr. McGee’s employment is terminated without cause (as such term is defined in the agreement), other than within 12 months following a change in control, Mr. McGee will be entitled to (i) cash severance equal to his current annual base salary, less applicable withholding taxes, payable over a 12 month period, (ii) a target bonus payment equal to his annual incentive cash bonus at the target level in effect at the date of termination, less applicable withholding taxes, payable over a 12-month period, and (iii) reimbursement of premiums paid for continued health benefits for 12 months or such earlier date as he may receive coverage under similar plans. In the event his employment is terminated without cause or he resigns for good reason (as such terms are defined in his agreement), within 12 months following a change in control, Mr. McGee will be entitled to (i) cash severance equal to 15 months of his current annual salary, less applicable withholding taxes, payable over a 15-month period, (ii) a target bonus payment equal to his annual incentive cash bonus at the target level in effect at the termination date, less applicable withholding taxes, prorated for 15 months and payable over a 15-month period, (iii) reimbursement of premiums paid for continued health benefits for 15 months or such earlier date as he may receive coverage under similar plans, and (iv) full acceleration of the unvested portion of all of his unvested equity incentive awards. In the event severance payments described in this paragraph are subject to the golden parachute rules of Section 280G of the Internal Revenue Code, Mr. McGee is entitled to receive either (i) the full payment subject to excise tax under the golden parachute rules or (ii) the payment after reduction by an amount such that no portion of the payment is subject to the golden parachute rules, whichever alternative results in the greatest net after-tax payment to Mr. McGee. Equity acceleration provided in Mr. McGee’s employment agreement is intended to supersede change in control vesting in our 2000 Employee Incentive Plan, our 2007 Equity Incentive Plan or any successor plans, except to the extent such plans are more favorable to Mr. McGee. As of December 31, 2008, such payments and benefits had a value of:

Compensation and Benefits	Change in Control Without Termination		Termination Without Cause Other Than in Connection With a Change in Control	Termination Without Cause or Resignation for Good Reason in Connection With a Change in Control		Voluntary Termination or Termination for Cause
Equity acceleration	$—	(1)	$—	$—	(2)	—
Salary(3)	—		247,200	309,000		—
Bonus(4)	—		98,880	123,600		—
Health care benefits(5)	—		5,256	6,570		—

(1)	Pursuant to the terms of our 2000 Employee Incentive Plan, 59,779 unvested options would accelerate and vest upon a change in control. No amount is included in the table with respect to the 59,779 options. The exercise price of these options was greater than the fair market value of the underlying common stock as of December 31, 2008.
(2)	Pursuant to the terms of Mr. McGee’s employment agreement, the vesting of options to purchase 201,363 shares of common stock (including the options vested upon a change in control described in footnote 1 above) would accelerate and vest if Mr. McGee were terminated without cause or resigned for good reason within 12 months following a change in control. No amount is included in the table with respect to the 201,363 options. The exercise price of these options was greater than the fair market value of the underlying common stock as of December 31, 2008.
(3)	Based on Mr. McGee’s base salary as of December 31, 2008.
(4)	Based on Mr. McGee’s annual incentive cash bonus target under the ACIP at the target level in effect as of December 31, 2008.
(5)	Estimated value of health care benefits is based on our actual cost of health care benefits for Mr. McGee in fiscal year 2008.

William E. Earnshaw

In July 1994, we entered into an offer letter agreement with William E. Earnshaw. This offer letter agreement set Mr. Earnshaw’s base salary at an annual rate of $90,000. Mr. Earnshaw’s annual base salary has since increased to $216,300, and he currently has a short-term cash incentive compensation target equal to a maximum of 40% of his base salary. Pursuant to his offer letter agreement, Mr. Earnshaw was granted options to purchase 20,123 shares of common stock under one of our earlier stock incentive plans. Further, the offer letter agreement provided for the reimbursement of certain of Mr. Earnshaw’s moving expenses. Mr. Earnshaw is also entitled to participate in all employee benefit plans, including retirement programs, group health care plans and all fringe benefits.

We entered into a severance agreement with Mr. Earnshaw in August 2007. Under this agreement, in the event his employment is terminated without cause, other than within 12 months following a change in control, Mr. Earnshaw will be entitled to (i) cash severance equal to 9 months of his current salary, less applicable withholding taxes, payable over a 9-month period, and (ii) reimbursement of premiums paid for continued health benefits for 9 months or such earlier date as he may receive coverage under similar plans. In the event his employment is terminated without cause or he resigns for good reason within 12 months following a change in control, Mr. Earnshaw will be entitled to (i) cash severance equal to his current annual salary, less applicable withholding taxes, payable over a 12-month period, (ii) a target bonus payment equal to his annual incentive cash bonus at the target level in effect at the termination date, less applicable withholding taxes, payable over a

12-month period, (iii) reimbursement of premiums paid for continued health benefits for 12 months or such earlier date as he may receive coverage under similar plans, and (iv) full acceleration of the unvested portion of all of his unvested equity incentive awards. Equity acceleration provided in Mr. Earnshaw’s employment agreement is intended to supersede change in control vesting in our 2000 Employee Incentive Plan, our 2007 Equity Incentive Plan or any successor plans, except to the extent such plans are more favorable to Mr. Earnshaw. In the event severance payments described in this paragraph are subject to the golden parachute rules of Section 280G of the Internal Revenue Code, he is entitled to receive either (i) the full payment subject to excise tax under the golden parachute rules or (ii) the payment after reduction by an amount such no portion of the payment is subject to the golden parachute rules, whichever alternative results in the greatest net after-tax payment to Mr. Earnshaw. As of December 31, 2008, such payments and benefits had a value of:

Compensation and Benefits	Change in Control Without Termination		Termination Without Cause Other Than in Connection With a Change in Control	Termination Without Cause or Resignation for Good Reason in Connection With a Change in Control		Voluntary Termination or Termination for Cause
Equity acceleration	$—	(1)	$—	$13,346	(2)	—
Salary(3)	—		162,225	216,300		—
Bonus(4)	—		—	86,520		—
Health care benefits(5)	—		7,587	10,115		—

(1)	Pursuant to the terms of our 2000 Employee Incentive Plan, 16,007 unvested options would accelerate and vest upon a change in control. No amount is included in the table with respect to the 16,007 options. The exercise price of these options was greater than the fair market value of the underlying common stock as of December 31, 2008.
(2)	Pursuant to the terms of Mr. Earnshaw’s employment agreement, the vesting of 5,317 unvested shares of restricted common stock and 113,021 options (including the options vested upon a change in control described in footnote 1 above) would accelerate and vest if Mr. Earnshaw were terminated without cause or resigned for good reason within 12 months following a change in control. The amount indicated in the table is equal to the fair market value of the 5,317 shares of restricted common stock as of December 31, 2008. The fair market value was calculated using a price of $2.51 per share, which was the closing price of our common stock as reported on the NASDAQ Global Market on December 31, 2008. No amount is included in the table with respect to the 113,021 options. The exercise price of the 113,021 options was greater than the fair market value of the underlying common stock as of December 31, 2008.
(3)	Based on Mr. Earnshaw’s base salary as of December 31, 2008.
(4)	Based on Mr. Earnshaw’s annual incentive cash bonus target under the ACIP at the target level in effect as of December 31, 2008.
(5)	Estimated value of health care benefits is based on our actual cost of health care benefits for Mr. Earnshaw in fiscal year 2008.

William P. Casby

In August 2004, we entered into an offer letter agreement with William P. Casby. This offer letter agreement set Mr. Casby’s base salary at an annual rate of $165,000. Mr. Casby’s offer letter agreement also provided his eligibility to receive a special transitional bonus in 2004 as well as cash incentive compensation under our ACIP and Sales Incentive Plan. Mr. Casby’s annual base salary has since increased to $200,850, and he currently has a short-term cash incentive compensation target equal to a maximum of 12% of his base salary under our ACIP and an at-plan award target of $80,000 under our Sales Incentive Plan. Pursuant to his offer letter agreement, Mr. Casby was granted options to purchase 78,283 shares of restricted common stock under the 2000 Employee Incentive Plan. Mr. Casby is also entitled to participate in all employee benefit plans, including retirement programs, group health care plans and all fringe benefits.

We entered into a severance agreement with Mr. Casby in August 2007. Under this agreement, in the event his employment is terminated without cause, other than within 12 months following a change in control, Mr. Casby will be entitled to (i) cash severance equal to 9 months of his current salary, less applicable withholding taxes, payable over a 9-month period, and (ii) reimbursement of premiums paid for continued health benefits for 9 months or such earlier date as he may receive coverage under similar plans. In the event his employment is terminated without cause or he resigns for good reason within 12 months following a change in control, Mr. Casby will be entitled to (i) cash severance equal to his current annual salary, less applicable withholding taxes, payable over a 12-month period, (ii) a target bonus payment equal to his annual incentive cash bonus at the target level in effect at the termination date, less applicable withholding taxes, payable over a 12-month period, (iii) reimbursement of premiums paid for continued health benefits for 12 months or such earlier date as he may receive coverage under similar plans, and (iv) full acceleration of the unvested portion of all of his unvested equity incentive awards. Equity acceleration provided in Mr. Casby’s employment agreement is intended to supersede change in control vesting in our 2000 Employee Incentive Plan, our 2007 Equity Incentive Plan or any successor plans, except to the extent such plans are more favorable to Mr. Casby. In the event severance payments described in this paragraph are subject to the golden parachute rules of Section 280G of the Internal Revenue Code, Mr. Casby is entitled to receive either (i) the full payment subject to excise tax under the golden parachute rules or (ii) the payment after reduction by an amount such that no portion of the payment is subject to the golden parachute rules, whichever alternative results in the greatest net after-tax payment to Mr. Casby. As of December 31, 2008, such payments and benefits had a value of:

Compensation and Benefits	Change in Control Without Termination		Termination Without Cause Other Than in Connection With a Change in Control	Termination Without Cause or Resignation for Good Reason in Connection With a Change in Control		Voluntary Termination or Termination for Cause
Equity acceleration	$—	(1)	$—	$10,763	(2)	—
Salary(3)	—		150,638	200,850		—
Bonus(4)	—		—	84,102		—
Health care benefits(5)	—		7,691	10,255		—

(1)	Pursuant to the terms of our 2000 Employee Incentive Plan, 9,147 unvested options would accelerate and vest upon a change in control. No amount is included in the table with respect to the 9,147 options. The exercise price of these options was greater than the fair market value of the underlying common stock as of December 31, 2008.
(2)	Pursuant to the terms of Mr. Casby’s employment agreement, the vesting of 4,288 unvested shares of restricted common stock and 82,441 options (including the options vested upon a change in control described in footnote 1 above) would accelerate and vest if Mr. Casby were terminated without cause or resigned for good reason within 12 months following a change in control. The amount indicated in the table is equal to the fair market value of the 4,288 shares of restricted common stock as of December 31, 2008. The fair market value was calculated using a price of $2.51 per share, which was the closing price of our common stock as reported on the NASDAQ Global Market on December 31, 2008. No amount is included in the table with respect to the 82,441 options. The exercise price of the 82,441 options was greater than the fair market value of the underlying common stock as of December 31, 2007.
(3)	Based on Mr. Casby’s base salary as of December 31, 2008.
(4)	Based on Mr. Casby’s annual incentive cash bonus target under the ACIP and the Sales Incentive Plan at the target levels in effect as of December 31, 2008.
(5)	Estimated value of health care benefits is based on our actual cost of health care benefits for Mr. Casby in fiscal year 2008.

Change-in-Control Provisions in Equity Incentive Plans

We currently award equity incentive compensation under one stock-based compensation plan, our 2007 Equity Incentive Plan, which became effective upon our initial public offering in December 2007. Prior to our initial public offering, we also awarded equity incentive compensation under two other stock-based compensation plans, our 2000 Employee Incentive Plan, as amended (“2000 Employee Incentive Plan”) and our Directors’ Stock Option and Restricted Stock Plan, as amended (“Director Stock Plan”). Our 2000 Employee Incentive Plan and our 2007 Equity Incentive Plan provide equity benefits in connection with a change in control.

Our 2000 Employee Incentive Plan provides that in the event of a change in control (i) the vesting of all options will accelerate by one year or (ii) a minimum of 50% of the aggregate of all of a participant’s options (including those already vested) shall become immediately vested, whichever is greater. In connection with a change in control, unless otherwise directed by the compensation committee, should a participant’s employment be terminated upon a change in control or at any time during the one-year period after a change in control, that participant’s unvested options and restricted common stock awards vest in full immediately. In this context, termination includes the voluntary resignation of the employee within 90 days following certain adverse changes to that employee’s compensation, responsibility and authority, or the relocation of the employee’s workplace to a site over 100 miles away from the current site.

Our 2007 Equity Incentive Plan provides that in the event of a change in control, each outstanding award will be treated as the administrator determines, including assumption or substitution with equivalent awards by a successor corporation. The administrator is not required to treat all awards similarly. If a successor does not assume or substitute for outstanding awards, all awards become fully vested and exercisable. In addition, options and stock appreciation rights will terminate upon the expiration of the period of time the administrator provides for participants to exercise the awards. Our 2007 Equity Incentive Plan also provides that all assumed or substituted awards held by outside directors vest in the event the outside director is terminated on or following a change in control, other than pursuant to a voluntary resignation.

Benefit Plans

The following section provides more details concerning the benefit plans under which we have awarded equity incentive compensation, including our 2000 Employee Incentive Plan, our Director Stock Plan and our 2007 Equity Incentive Plan, as well as our 2007 Employee Stock Purchase Plan, which has been adopted by our board of directors and stockholders but is not currently in effect.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2008 about outstanding options and shares reserved for issuance under these plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted-Average Exercise Price per Share of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,777,722	6.53	680,137
Equity compensation plans not approved by security holders	—	—	—
Total:	2,777,722	6.53	680,137

2000 Employee Incentive Plan

Our board of directors and stockholders originally adopted our 2000 Employee Incentive Plan in October 2000. Our 2000 Employee Incentive Plan provided for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and any subsidiary corporations’ employees, and for the grant of non-statutory stock options and restricted common stock to our employees and consultants and our subsidiary corporations’ employees and consultants.

As of December 14, 2007, the effective date of our initial public offering, the 2000 Employee Incentive Plan became limited in operation to govern only past grants under the plan. No future grants were, or will be, made under this plan. Instead, those shares reserved but unissued under this plan have been, and will be, reserved and made available for issuance under the 2007 Equity Incentive Plan. In addition, shares underlying awards that expire or terminate without vesting or being exercised will become available for grant under our 2007 Equity Incentive Plan. As of December 31, 2008, options and unvested restricted common stock covering approximately 1.4 million shares of our common stock were outstanding under this plan.

The compensation committee administered our 2000 Employee Incentive Plan. The compensation committee had the power to determine the terms of the awards, including the recipient, type of award, the number of shares subject to each such award, and any other appropriate terms and conditions.

Incentive stock options granted under our 2000 Employee Incentive Plan have an exercise price at least equal to the fair market value of our common stock on the date of grant and a maximum term of ten years (except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding stock as of the grant date, the term is five years and the exercise price is at least 110% of the fair market value on the grant date). Non-statutory stock options granted under our 2000 Employee Incentive Plan have an exercise price and vesting schedule determined by our compensation committee.

Options may not be exercised if, at any time after the date of grant, the participant engages directly or indirectly in competition with us or any of our affiliates. After termination of an employee or consultant, he or she may exercise his or her options for the period of time stated in the applicable option agreement. Generally, if termination is due to death or disability, options will remain exercisable for twelve months. In addition, if at the time of termination for death or disability, a participant is vested in at least 40% of his or her awards, then all of the participant’s unvested awards will become vested and exercisable upon the participant’s termination. If a participant is terminated for “cause,” as such term is defined in our 2000 Employee Incentive Plan, his or her options will not be exercisable after termination and any unvested awards are forfeited. In all other cases, the options will generally remain exercisable for three months. However, options generally may not be exercised later than the expiration of their respective terms.

Restricted common stock granted under our 2000 Employee Incentive Plan have a vesting schedule determined by our compensation committee, including restricted common stock awards with restrictions based on the passage of time or the achievement of specific performance goals established by the compensation committee. Although the Reliance Period has not yet expired with respect to the 2000 Employee Incentive Plan, we note that the performance vested restricted common stock awards were intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Shares of restricted common stock that do not vest are subject to our right of repurchase or forfeiture.

Our 2000 Employee Incentive Plan does not allow for the transfer of incentive stock options otherwise than by will or the laws of descent and distribution, and only the recipient may exercise an incentive stock option during his or her lifetime. Non-statutory stock options may be transferred if so permitted under the option agreement governing the non-statutory stock option or under any administrative procedure which the administrator adopts, by gift to or for the benefit of the participant’s family members or other permitted transferees. Restricted common stock may not be sold or otherwise transferred until vested.

In the event of a change in our common stock by reason of a stock dividend, stock split, recapitalization, reorganization or similar change, our 2000 Employee Incentive Plan provides for automatic adjustments to the number and kind of shares available for grant and subject to outstanding awards as well as the price per share under outstanding awards to preserve the relative value of rights granted or available for participants under the 2000 Employee Incentive Plan.

Our 2000 Employee Incentive Plan includes special vesting provisions in the event of our “change in control,” which are described above under “—Employment Agreements and Potential Payments upon Termination or Change-in-Control—Change-in-Control Provisions in Equity Incentive Plans.”

Director Stock Plan

Our Director Stock Plan originally became effective in September 1997 and was approved by our board of directors as amended and restated on November 20, 2003. Our Director Stock Plan provided for the grant of stock options and restricted common stock to our non-employee directors. As of December 14, 2007, the effective date of our initial public offering, the Director Stock Plan became limited in operation to govern only past grants under the plan. No future grants were, or will be, made under this plan. Instead, those shares reserved but unissued under this plan, have been, and will be, reserved and made available for issuance under the 2007 Equity Incentive Plan. In addition, shares underlying awards that expire or terminate without vesting or being exercised will also become available for grant under our 2007 Equity Incentive Plan. Upon our initial public offering, all unvested options and restricted common stock outstanding under our Director Stock Plan became 100% vested.

2007 Equity Incentive Plan

Our 2007 Equity Incentive Plan was adopted by our board of directors in June 2007 and approved by our stockholders in November 2007. Our 2007 Equity Incentive Plan became effective upon the completion of our initial public offering. Our 2007 Equity Incentive Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and any parent and subsidiary corporations’ employees, and for the grant of non-statutory stock options, restricted common stock, restricted stock units, stock appreciation rights, performance units and performance shares to our employees, directors and consultants and any parent and subsidiary corporations’ employees and consultants.

We have reserved approximately 2.3 million shares of our common stock for issuance pursuant to the 2007 Equity Incentive Plan. As of December 31, 2008, options covering approximately 1.7 million shares of our common stock were outstanding and approximately 680,000 shares were available for future grant under this plan.

In addition, our 2007 Equity Incentive Plan provides for annual increases in the number of shares available for issuance thereunder on January 1 of each fiscal year, beginning with our 2009 fiscal year, equal to the least of:

•	4% of the outstanding shares of our common stock on the immediately preceding December 31;

•	2,000,000 shares; or

•	such other amount as our board of directors may determine.

On January 1, 2009, the number of shares available for issuance in the 2007 Plan increased by approximately 1.3 million shares pursuant to this provision.

Our board of directors or a committee of our board administers our 2007 Equity Incentive Plan. Although the 2007 Equity Incentive Plan is not subject to Section 162(m) of the Internal Revenue Code during the Reliance

Period, in the case of options otherwise intended to qualify as “performance based compensation” within the meaning of Section 162(m) of the Internal Revenue Code (if the 2007 Equity Incentive Plan were not within the Reliance Period), the committee will consist of two or more “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code. The administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards and the form of consideration payable upon exercise. The administrator has the authority to institute an exchange program whereby the exercise prices of outstanding awards may be reduced or outstanding awards may be surrendered or cancelled in exchange for awards with a higher or lower exercise price.

The exercise price of options granted under our 2007 Equity Incentive Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns over 10% of the voting power of all classes of our outstanding stock as of the grant date, the term of an incentive stock option must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the terms of all other options. To date, options granted under the 2007 Equity Incentive Plan generally vest at the rate of 25% on the one-year anniversary of the vesting commencement date and then ratably, on a quarterly basis, over the next 3 years.

After termination of employment of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in the option agreement. Generally, if termination of employment is due to death or disability, the option will remain exercisable for twelve months. In all other cases, the option will generally remain exercisable for three months. However, an option generally may not be exercised later than the expiration of its term.

Stock appreciation rights may be granted under our 2007 Equity Incentive Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof. Stock appreciation rights expire under the same rules that apply to stock options.

Restricted common stock may be granted under our 2007 Equity Incentive Plan. Restricted common stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted common stock granted to any employee. The administrator may impose whatever conditions to vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted common stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted stock units may be granted under our 2007 Equity Incentive Plan. Restricted stock units are awards that will result in a payment to a participant at the end of a specified period only if performance goals established by the administrator are achieved or the award otherwise vests. The administrator may impose whatever conditions to vesting, restrictions and conditions to payment it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals, on the continuation of service or employment or any other basis determined by the administrator. Payments of earned restricted stock units may be made, in the administrator’s discretion, in cash or with shares of our common stock, or a combination thereof.

Performance units and performance shares may be granted under our 2007 Equity Incentive Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. Performance units shall have an initial dollar value established by the administrator prior to the grant date. Performance shares shall have an initial value equal to the fair market value of our common stock on the grant date. Payment for performance units and performance shares may be made in cash or in shares of our common stock with equivalent value, or in some combination, as determined by the administrator.

Unless the administrator provides otherwise, our 2007 Equity Incentive Plan does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime. The administrator has discretion to implement an award transfer program pursuant to which participants would have the ability to transfer outstanding awards to a financial institution or other person or entity approved by the administrator.

Our 2007 Equity Incentive Plan includes special vesting provisions in the event of a change in control, which are described above under “—Employment Agreements and Potential Payments upon Termination or Change-in-Control—Change-in-Control Provisions in Equity Incentive Plans.”

Our 2007 Equity Incentive Plan will automatically terminate in 2017, unless we terminate it sooner. In addition, our board of directors has the authority to amend, alter, suspend or terminate the 2007 Equity Incentive Plan provided such action does not impair the rights of any participant.

Employee Stock Purchase Plan

Our board of directors and stockholders have adopted our Employee Stock Purchase Plan (“ESPP”). Our employee stock purchase plan is structured to not go into effect immediately but instead allow our board of directors to select a future date, if at all, upon which to implement the ESPP.

NON-EXECUTIVE DIRECTOR COMPENSATION

Our non-employee directors receive an annual retainer for board and committee service, as well as annual share-based awards and reimbursement for reasonable and necessary expenses for attending board or committee meetings.

Annual Board and Committee Retainer

In 2008, our non-employee directors received an annual cash retainer for board and committee service, payable quarterly in arrears regardless of meetings attended, as follows:

•	board: $30,000 for each member;

•	audit committee: $15,000 for the chair and $7,500 for each other member;

•	compensation committee: $8,000 for the chair and $4,000 for each other member; and

•	nominating and corporate governance committee: $5,000 for the chair and $3,000 for each other member.

Effective April 1, 2009, our board of directors approved an increase of $1,000 in the annual cash retainer payable to non-employee directors for service as (i) a member of our compensation committee, and (ii) chair of our nominating and corporate governance committee. Our board of directors approved these increases based on information supplied by Radford regarding non-employee director cash compensation at our peer group companies and using a targeted range between the 50th and 75th percentile of our peer group. After giving effect to these increases, the annual cash retainer paid for service as a member of our compensation committee and as chair of our nominating and corporate governance committee will be $5,000 and $6,000, respectively.

We do not expect to pay additional cash compensation for board or committee meetings actually attended. We do, however, reimburse directors for their reasonable and necessary expenses in attending board or committee meetings. In addition, during each 12 month period after a director is reelected to the board, such director will be eligible to receive reimbursement, not to exceed $5,500, for tuition and other reasonable expenses incurred by the director in connection with participation in director continuing education programs.

Share-Based Awards

Equity Compensation Program. In 2007, our compensation committee adopted an equity compensation program for non-employee directors pursuant to which we expected to grant the following equity compensation:

•

for each non-employee director who becomes a member of our board, an initial grant of non-qualified stock options having a Black-Scholes value of approximately $185,000, as determined by the compensation committee (subject to a limitation approved by the compensation committee in July 2008 restricting the initial grant to no more than 48,159 shares subject to non-qualified stock options), with an exercise price equal to the fair market value of our common stock on the date of grant and annual vesting in arrears over three years with full acceleration upon disability or death or failure to be re-nominated for reelection to the board other than at the request of the director; plus

•

for each existing non-employee director, an annual equity grant, to be made as of the date of each annual meeting of stockholders (beginning with the 2009 annual meeting) of non-qualified stock options having a Black-Scholes value of approximately $90,000, as determined by the compensation committee, with an exercise price equal to the fair market value of our common stock on the date of grant and cliff vesting as of the day prior to the next annual meeting of stockholders and full acceleration upon disability or death.

In March 2009, the board of directors approved adjustments to our non-employee director equity compensation program to (i) include restricted stock units as a component of long-term equity incentive compensation, and (ii) modify the aggregate amount of equity to be granted from an amount denominated in Black-Scholes value to a specific number of shares. Under the modified program, we expect to grant the following equity compensation to each non-employee director:

•

for each non-employee director who becomes a member of our board of directors, an initial grant of 22,500 shares subject to non-qualified stock options and 11,250 shares subject to restricted stock units, with an exercise price equal to the fair market value of our common stock on the date of grant and annual vesting in arrears over three years with full acceleration upon disability or death or failure to be re-nominated for reelection to the board other than at the request of the director; plus

•

for each existing non-employee director, an annual equity grant, to be made as of the date of each annual meeting of stockholders (beginning with the 2009 annual meeting) of 10,000 shares subject to non-qualified stock options and 5,000 shares subject to restricted stock units, with an exercise price equal to the fair market value of our common stock on the date of grant and cliff vesting as of the one (1) year anniversary of the date of grant and full acceleration upon disability or death or failure to be re-nominated for reelection to the board of directors at the next annual meeting of stockholders.

Our board of directors approved the number of shares underlying the initial and annual equity grants described above based on information supplied by Radford regarding annual equity grants to non-employee directors at our peer group companies and using a target at the 75th percentile of our peer group.

Notwithstanding the foregoing, if, in any year, the number of shares available for grant under our equity incentive plan is insufficient to grant, in full, both (i) the annual equity grant to non-employee directors described above, and (ii) the annual long-term equity incentive grants for our officers at the targets established by the compensation committee, then we expect to reduce the grants to both non-employee directors and officers on a pro rata basis. In accordance with this policy, on the date of this Annual Meeting, the board expects to grant each existing non-employee director non-qualified stock options representing 9,600 shares of our common stock and restricted stock units representing 4,800 shares of our common stock.

The initial and annual grants described above consist of 50% non-qualified stock options and 50% restricted stock units (based on a 2:1 conversion ratio), which is equivalent to the mix granted to our officers in the annual equity grants made in February 2009. If, in the future, the compensation committee modifies the mix of non-qualified stock options and restricted stock units to be granted to our officers, the compensation committee expects to make an equivalent adjustment to the mix granted to our non-employee directors.

Equity Grants. In April 2007, our compensation committee awarded a grant of 6,403 shares of restricted common stock to Mr. Norby upon his election as a member of our board. These shares are subject to one-year cliff vesting, with full acceleration upon disability or death. Based upon a determination made by our compensation committee, we believe that the fair market value of these shares at the time of the grant was $8.04 per share. In December 2007, upon the completion of our initial public offering, our compensation committee awarded a grant of non-qualified stock options to each of Messrs. Goldstein, Norby, Rubinoff, Ungerer and Dr. Vander Mey representing 48,159 shares of our common stock at an exercise price of $6.00 per share, the initial public offering price of our common stock. In July 2008, upon Mr. Amaral’s appointment to our board of directors, our compensation committee awarded a grant of non-qualified stock options to Mr. Amaral representing 48,159 shares of our common stock at an exercise price of $3.90 per share, the closing price for our common stock as quoted on the NASDAQ Global Market on the date of grant. These options vest annually in arrears over three years with full acceleration upon the director’s disability or death or failure to be re-nominated for reelection to the board other than at the request of the director.

Summary Director Compensation Table

The following table presents information regarding the compensation paid during fiscal year 2008 to individuals who were members of our board of directors at any time during fiscal year 2008 and who were not also our employees. Employee directors are generally not entitled to receive additional compensation for their services as directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Walter D. Amaral(3)	16,406	—	19,835	—	36,241
Richard I Goldstein	30,000	—	28,123	—	58,123
R. Douglas Norby	48,000	16,208	28,123	—	92,331
Gary Rubinoff	38,219	—	28,123	—	66,342
Scott B. Ungerer	48,500	—	28,123	—	76,623
James E. Vander Mey	39,000	—	28,123	—	67,123

(1)	In 2008, each of our non-employee directors earned fees that were paid in 2009. The amounts were $9,375, $7,500, $12,000, $8,500, $12,125, and $9,750 for Messrs. Amaral, Goldstein, Norby, Rubinoff, Ungerer, and Dr. Vander Mey, respectively. These amounts are included in the 2008 compensation described in this table.
(2)	Amounts represent stock-based compensation expense for fiscal year 2008 for restricted common stock awards and option grants as calculated in accordance with SFAS 123(R). Amounts shown include compensation costs recognized in fiscal year 2008 with respect to awards granted in that year as well as in previous fiscal years, if any. These amounts reflect our accounting expense for these awards and do not necessarily correspond to the actual value that may be recognized by the named executive officer. Assumptions made for the purpose of determining the valuation of our stock and option awards for accounting purposes are described in Note 5 “Stock-Based Compensation” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K.
(3)	Mr. Amaral joined our board of directors in July 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Related Party Transactions

As provided by our current audit committee charter, our audit committee must review and approve any related party transaction. Except for our audit committee charter, the policies and procedures for reviewing and approving related party transactions described below are not in writing. All of our directors, officers and employees are required to report to our audit committee any such related party transaction prior to its completion.

In any transaction involving a related party, our audit committee considers all available material facts and circumstances of the transaction, including: (i) the direct and indirect interests of the related party; (ii) if the related party is a director (or immediate family member of a director or an entity with which a director is affiliated), the impact such transaction would have on the director’s independence; (iii) the risks, costs and benefits to us; and (iv) whether any alternative transactions for comparable purposes are available. Our audit committee then makes a determination as to whether the proposed terms of the transaction are reasonable and at least as favorable as could have been obtained from unrelated third parties. Although the audit committee will generally follow the foregoing guidelines in evaluating a proposed transaction with a related party, its determination will involve its good faith exercise of due care in evaluating what is in the best interests of the company and our stockholders based on the relevant facts and circumstances. Accordingly, it is possible that the audit committee may approve a transaction with a related party that does not meet the foregoing criteria in the event that the audit committee, in the good faith exercise of its fiduciary duties, concludes a particular transaction with a related party is otherwise in the best interests of the company and our stockholders based on its assessment of the relevant facts and circumstances.

2008 Related Party Transactions

Except for the director and executive compensation arrangements discussed above under “Compensation Discussion and Analysis,” “Executive Compensation,” and “Non-Executive Director Compensation,” since January 1, 2008, we have not been a party to any transactions in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with them, had or will have a direct or indirect material interest.

STOCKHOLDER PROPOSALS

Our bylaws provide for advance notice procedures to recommend a person for nomination as a director or to propose any other business to be considered by stockholders at a stockholder meeting. The stockholder notice must be delivered to, or mailed and received by, our corporate secretary at our principal executive offices no less than 90 days before the first anniversary of the date on which we first mailed our proxy statement to stockholders in connection with the prior year’s annual meeting. If no annual meeting was held in the prior year or if the date of the annual meeting has been changed by more than 30 days from the date of the prior year’s meeting, then we must receive notice of any stockholder proposal no more than 10 days after we publicly announce, or give notice of, the date of the meeting. In accordance with these provisions, eligible stockholders who intended to present a proposal at this Annual Meeting must have provided written notice of such proposal to our corporate secretary at our principal executive offices at 5955 T.G. Lee Boulevard, Suite 600, Orlando, Florida 32822 no later than February 5, 2009, which was 90 days prior to the one-year anniversary of the mailing date of the proxy statement in connection with our 2008 Annual Meeting of Stockholders. Any eligible stockholder who intends to present a proposal at our 2010 Annual Meeting of Stockholders must submit such proposal to our corporate secretary at our principal executive offices no later than January     , 2010, which is 90 days prior to the one-year anniversary of the mailing date of this proxy statement. In addition, for a stockholder proposal to be considered for inclusion in our proxy materials, including our proxy statement and form of proxy, for the 2010 Annual Meeting of Stockholders, the proposal must be submitted in writing and received by our corporate secretary at our principal executive offices no later than December     , 2009, which is 120 days prior to the one-year anniversary of the mailing date of this proxy statement. It is suggested that any such proposals be submitted by certified mail, return receipt requested.

A stockholder who wishes to submit a proposal must also comply with the procedural requirements in our bylaws. Under our bylaws, to be eligible to submit a proposal, the stockholder must be a stockholder of record on the date the stockholder gives notice of the proposal and on the record date for determining stockholders entitled to vote at the annual meeting. The stockholder’s notice must specify, as to each proposed matter: (a) a brief description of the business and reason for conducting the business at the meeting; (b) the name and address, as they appear on our books, of the stockholder proposing the business; (c) the class and number of shares of our stock beneficially owned by the stockholder; (d) any material interest of the stockholder in the business and (e) any other information that would be required to be provided by the stockholder under the SEC’s proxy rules. Stockholders can obtain a copy of our bylaws from us. The bylaws are also on file with the SEC.

OTHER BUSINESS

Our board of directors does not intend to bring any other business before this Annual Meeting and, so far as is known to the board, no matters are to be brought before the Annual Meeting except as specified in the notice of the Annual Meeting. Proposals of stockholders intended to be presented at the Annual Meeting must have been received by our corporate secretary at our principal executive offices no later than February 5, 2009. However, as of that date, we had not received any proposals to be presented at the Annual Meeting. If we receive any stockholder proposal after February 5, 2009, under the SEC’s proxy rules, proxies solicited by the board for the Annual Meeting may be voted at the discretion of the persons named in such proxies (or their substitutes) with respect to any such matters.

ANNUAL MEETING OF STOCKHOLDERS OF

INTELLON CORPORATION

June 10, 2009

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR OUR 2009 ANNUAL MEETING OF STOCKHOLDERS:

The Notice of Meeting, Proxy Statement, Proxy Card and our 2008 Annual Report

are available on the Governance Section of the Investor Relations Section of our website at www.intellon.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢ 20230300000000000000 4	061009

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR

BLACK INK AS SHOWN HERE    ☒

1. Election of Directors: ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O Richard I. Goldstein O R. Douglas Norby

2. Approval of an amendment and restatement of the Company’s amended and restated certificate of incorporation to decrease the number of authorized shares of the Company’s common stock from 200,000,000 shares to 125,000,000 shares.

3. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

			FOR ☐ ☐	AGAINST ☐ ☐	ABSTAIN ☐ ☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor,    administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized    officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢	¢

☐ ¢

INTELLON CORPORATION

5955 T. G. Lee Boulevard, Suite 600

Orlando, FL 32822

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Charles E. Harris and Brian T. McGee as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Intellon Corporation held of record by the undersigned on April 14, 2009, at the Annual Meeting of Stockholders to be held at the Hyatt Regency Orlando Airport Hotel, 9300 Airport Blvd., Orlando, Florida 32827, on June 10, 2009, or any adjournment or postponement thereof. The undersigned instructs such proxies or their substitutes to act on the following matters as specified by the undersigned, and vote in such manner as such proxies or their substitutes may determine on any other matters that may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED IN FAVOR OF ELECTING EACH OF THE TWO NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS TO SERVE FOR A THREE-YEAR TERM AS A CLASS II DIRECTOR UNTIL 2012, APPROVING AN AMENDMENT AND RESTATEMENT OF THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO DECREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY’S COMMON STOCK FROM 200,000,000 SHARES TO 125,000,000 SHARES, AND RATIFYING THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009, EACH AS DESCRIBED IN THE COMPANY’S PROXY STATEMENT. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

(Continued and to be signed on the reverse side)

¢	14475 ¢